Exhibit 10.16

Execution Version

$2,525,000,000

TERM LOAN CREDIT AGREEMENT,

dated as of January 26, 2016,

among

PET ACQUISITION MERGER SUB LLC,

(to be merged with and into PETCO HOLDINGS, INC.)

as the Initial Borrower, and immediately after giving effect to the Merger, as Holdings,

PETCO ANIMAL SUPPLIES, INC.,

as the Successor Borrower,

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent,

CITIGROUP GLOBAL MARKETS INC.,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS1,

CREDIT SUISSE SECURITIES (USA) LLC,

NOMURA SECURITIES INTERNATIONAL, INC., and

MACQUARIE CAPITAL (USA) INC.,

as Bookrunners and Arrangers,

BARCLAYS BANK PLC,

as Syndication Agent,

and

RBC CAPITAL MARKETS,

as Documentation Agent

1         RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Non-Debt Fund Affiliate Assignment and Acceptance
Exhibit F	U.S. Tax Compliance Certificate
Exhibit G	Form of First Lien Intercreditor Agreement
Exhibit H	Form of Junior Lien Intercreditor Agreement

Schedule 2.01(1)	Tranche B-1 Commitments
Schedule 2.01(2)	Tranche B-2 Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.05(2)	Possession under Leases
Schedule 3.06(1)	Subsidiaries
Schedule 3.11	Taxes
Schedule 3.13	Environmental Matters
Schedule 3.15(1)	Owned Material Real Property
Schedule 3.15(2)	Leased Material Real Property
Schedule 3.18	Insurance
Schedule 3.20	Intellectual Property
Schedule 5.13	Post-Closing Matters
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

v

TERM LOAN CREDIT AGREEMENT, dated as of January 26, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among initially PET ACQUISITION MERGER SUB LLC, a Delaware limited liability company (“Merger Sub” and in its capacity as the initial borrower hereunder, the “Initial Borrower”, and after the assignment of the obligations of Initial Borrower on the Closing Date pursuant to Section 10.22 and the Merger and the LLC Conversion have been completed, in its capacity as Holdings hereunder, “Holdings”) and after the consummation of the Merger, and upon assumption of the Initial Borrower’s Obligations hereunder pursuant to Section 10.22, PETCO ANIMAL SUPPLIES, INC., a Delaware corporation (the “Successor Borrower”), the Lenders party hereto from time to time and CITIBANK, N.A., as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

(1)

CVC Capital Partners Advisory (U.S.), Inc. and Canada Pension Plan Investment Board or their respective Affiliates have formed PET Acquisition LLC, a Delaware limited liability company (“Parent”), owning all of the Capital Stock of Merger Sub, and pursuant to the Agreement and Plan of Merger, dated as of November 21, 2015 (the “Merger Agreement”), by and among Parent, Merger Sub, Petco Holdings, Inc., a Delaware corporation (the “Company”), and the equityholders’ representative named therein, Merger Sub will merge (the “Merger”) with and into the Company, with the Company being the survivor of such Merger. After the consummation of the Merger, the Company will be converted into a limited liability company with the name Petco Holdings, Inc. LLC (the “LLC Conversion”). As used herein the “Borrower” means the Initial Borrower, prior to the consummation of the Merger and assumption of the Initial Borrower’s Obligations hereunder pursuant to Section 10.22, and the Successor Borrower, thereafter.

(2)

In connection with the consummation of the Merger, (a) the Lenders have agreed to extend credit to the Borrower in the form of Term Loans on the Closing Date in an aggregate principal amount of $2,525.0 million, (b) certain financial institutions have agreed to extend credit to the Borrower in the form of revolving loans, swingline loans and letters of credit under the ABL Credit Agreement (as defined herein), (c) certain initial purchasers have agreed to purchase Senior Notes in an aggregate principal amount not to exceed $750.0 million and (d) each of the Sponsors and certain other equity investors (including members of the Company’s management) arranged by or designated by the Sponsors will, directly or indirectly, contribute to Parent or another Parent Entity (as defined herein) cash or rollover equity in exchange for common equity of Parent or such Parent Entity (and Parent or such Parent Entity will contribute such cash and rollover equity to the common equity capital of Merger Sub) and the aggregate amount of such contributed cash or rollover equity will be no less than 25.0% of the sum of (i) the aggregate gross proceeds of the loans borrowed on the Closing Date under the ABL Credit Agreement (excluding letters of credit, amounts borrowed to cash collateralize letters of credit issued under the Existing ABL Agreement (as defined in the ABL Credit Agreement), amounts borrowed to fund working capital needs of the Company and its subsidiaries on the Closing Date and amounts borrowed to fund the Transaction Tax Benefits (as defined in the Merger Agreement) in an amount not to exceed $50.0 million), the Term Loans borrowed hereunder on the Closing Date and the aggregate gross cash proceeds from any sale of Senior Notes on or prior to the Closing Date and (ii) the amount of such cash and rollover equity contributed on the Closing Date after giving effect to the Transactions (such contribution, the “Equity Contribution”).

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Claims” means the “ABL Claims” as defined in the Intercreditor Agreement.

“ABL Credit Agreement” means the Revolving Credit Agreement, dated as of the Closing Date, among Holdings, Merger Sub, the Successor Borrower, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Extended Revolving Commitments” means “Extended Loans” as defined in the ABL Credit Agreement.

“ABL Facility” means the “Revolving Facility” and any “Incremental Facility,” each as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the other “Loan Documents” as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale that consists of or includes the disposition of ABL Priority Collateral outside the ordinary course of business.

“ABL Security Documents” means the “Security Documents” as defined in the ABL Credit Agreement.

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of:

(1)	the Federal Funds Rate plus 1/2 of 1.00%;

(2)	the prime commercial lending rate published as of such day by the Administrative Agent as the “prime rate;”

(3)	the LIBOR Quoted Rate plus 1.00%; and

(4)	solely in respect of Tranche B-1 Term Loans, 2.00%

Any change in the ABR due to a change in the Federal Funds Rate, the “prime rate” or the LIBOR Quoted Rate will be effective on the effective date of such change in the Federal Funds Rate, the “prime rate” or the LIBOR Quoted Rate, as the case may be.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with an Incremental Term Loan or Other Term Loan; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (1) the LIBO Rate in effect for such Interest Period divided by one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (2) solely in respect of Tranche B-1 Term Loans, 1.00%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.09(1).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means each Sponsor and each of its Affiliates, other than (1) Holdings or any of its Subsidiaries (including the Borrower) and (2) any natural person.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Applicable Margin” means:

(1)	with respect to any Tranche B-1 Term Loans made on the Closing Date, (a) for ABR Loans, 3.75% and (b) for Eurocurrency Loans, 4.75%;

(2)	with respect to any Tranche B-2 Term Loans made on the Closing Date, (a) for ABR Loans, 4.00% and (b) for Eurocurrency Loans, 5.00%;

(3)	with respect to any Incremental Term Loans, the “Applicable Margin” set forth in the Incremental Facility Amendment establishing the terms thereof;

(4)	with respect to any Other Term Loans, the “Applicable Margin” set forth in the Refinancing Amendment establishing the terms thereof; and

(5)	with respect to any Extended Term Loans, the “Applicable Margin” set forth in the Extension Amendment establishing the terms thereof.

“Approved Fund” has the meaning assigned to such term in Section 10.04(2).

“Arranger” means each of Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets, Credit Suisse Securities (USA) LLC, Nomura Securities International, Inc., and Macquarie Capital (USA) Inc.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any Sale and Lease-Back Transaction) to any Person of any asset or assets of the Borrower or any Restricted Subsidiary.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts (as such terms are defined in the Uniform Commercial Code) containing only the Net Cash Proceeds of Asset Sales or any Below Threshold Asset Sale Proceeds, any investments thereof in Cash Equivalents and the proceeds thereof, pending the application of such Net Cash Proceeds in accordance with Section 2.08(1), which accounts have been pledged to the Collateral Agent, for the benefit of the Secured Parties, on a first-priority basis pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Available Amount” means, as of any date, an amount, not less than zero, determined on a cumulative basis, equal to the sum, without duplication, of:

(1)	$125.0 million; plus

(2)	the Cumulative Retained Excess Cash Flow Amount as of such date (measured annually); plus

(3)

the cumulative amount of cash proceeds and the fair market value of property (other than cash) received by the Borrower or any Parent Entity in connection with the sale or issuance of Equity Interests of the Borrower or any Parent Entity after the Closing Date and on or prior to such date (including upon exercise of warrants or options or in connection with a Permitted Acquisition or other Permitted Investment) which, with respect to proceeds or property received in connection with the sale or issuance of Equity Interests of a Parent Entity, have been contributed to the capital of the Borrower or exchanged for Equity Interest of the Borrower, other than the proceeds of Disqualified Stock, Excluded Contributions, Cure Amounts, any net cash proceeds that are used prior to such date for Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), and equity used to incur Contribution Indebtedness; plus

(4)

100% of the aggregate amount of cash contributions to the capital of the Borrower and the fair market value of property other than cash contributed to the capital of the Borrower after the Closing Date, other than the proceeds of Disqualified Stock, Excluded Contributions, Cure Amounts, any net cash proceeds that are used prior to such date for Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), and equity used to incur Contribution Indebtedness; plus

(5)

100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness (including Disqualified Stock) issued to Holdings, the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stocks) of the Borrower or any Parent Entity; plus

(6)

100% of the aggregate amount of cash (and the fair market value of property other than cash) received by the Borrower or any Restricted Subsidiary after the Closing Date from (a) the sale (other than to Holdings, the Borrower or any Restricted Subsidiary) of the Equity Interests of any Unrestricted Subsidiary or (b) any dividend or other distribution (including any payment on intercompany Indebtedness) by any such Unrestricted Subsidiary; plus

(7)

in the event any Unrestricted Subsidiary becomes a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrower or any Restricted Subsidiary, the lesser of (a) the fair market value of the Investments of the Borrower and the Restricted Subsidiaries

in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary becomes a Restricted Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (b) the fair market value of the original Investments by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary, in each case, as determined by a Responsible Officer of the Borrower in good faith; plus

(8)	any mandatory prepayment declined by a Lender; minus

(9)	the use of such Available Amount since the Closing Date.

“Available Incremental Term Loan Facility Amount” has the meaning assigned to such term in Section 2.18(3).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Below Threshold Asset Sale Proceeds” means the cash proceeds of Asset Sales involving aggregate consideration of $10.0 million or less.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has, the meaning assigned to such term in the recitals to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrowing” means a group of Term Loans of a single Type made on a single date under a single Term Facility and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means as of any date, the sum of:

(1)	90% of all accounts receivable held by the Borrower and the Restricted Subsidiaries as of such date; plus

(2)	90% of the net ordinary liquidation value of inventory held by the Borrower and the Restricted Subsidiaries as of such date; plus

(3)

100% of all cash and Cash Equivalents held by the Borrower and the Restricted Subsidiaries as of such date; provided that the aggregate amount of cash and Cash Equivalents included in the Borrowing Base shall not exceed $50.0 million;

in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C.

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)

expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower after the Closing Date;

(2)

expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries;

(3)	interest capitalized during such period;

(4)

expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) (it being understood that notwithstanding the foregoing, landlord financed improvements to leased real properties shall be excluded from “Capital Expenditures” pursuant to this clause (4));

(5)

the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(6)

the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(7)	Investments in respect of a Permitted Acquisition;

(8)	the Merger;

(9)	the purchase of property, plant or equipment to the extent purchased with the proceeds of Asset Sales that are not applied to prepay Term Loans pursuant to Section 2.08; or

(10)

expenditures used for acquisitions of fee-owned Real Property, up to $25.0 million during any fiscal year, so long as (A) the Borrower demonstrates to the satisfaction of the Administrative Agent a viable plan that provides for a Sale and Lease-Back Transaction within one year of acquisition and (B) the Administrative Agent approves of the exclusion of such expenditures in their reasonable discretion, provided if the Borrower and its Subsidiaries fail to complete such Sale and Lease-Back Transaction within such one-year period, expenditures used for such acquisition shall be included as Capital Expenditures in the fiscal year in which such one-year period expires.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means a Wholly Owned Subsidiary of the Borrower created solely for providing self-insurance for the Borrower and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means:

(1)

Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)

direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)

time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)

repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)

commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)

securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)	Indebtedness issued by Persons (other than the Sponsors) with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)

Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)

instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10)	shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” means obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement (but only if such obligations have not been designated as “Cash Management Obligations” under the ABL Credit Agreement).

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services and any automated clearing house transfer of funds.

“Certain Funds Provisions” has the meaning given to such term in the Commitment Letter.

A “Change in Control” will be deemed to occur if:

(1)	at any time,

(a)	Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower; or

(b)	a “change of control” (or comparable event) occurs under the ABL Credit Agreement or the Senior Notes Indenture or the documentation governing any

Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, if any Indebtedness is outstanding under such agreement; or

(c)

a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were not (A) nominated by or whose nomination was not approved by the Board of Directors of Holdings or a Permitted Holder, (B) appointed by directors so nominated or approved or (C) appointed by a Permitted Holder; or

(2)

at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to Beneficially Own, directly or indirectly, Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested); or

(3)

at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of a Parent Entity representing (a) more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of such Parent Entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (b) more than the percentage of the aggregate ordinary voting power for the election of directors that is at the time Beneficially Owned, directly or indirectly, by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested).

“Change in Law” means:

(1)	the adoption of any law, rule or regulation after the Closing Date;

(2)	any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(3)

compliance by any Lender (or, for purposes of Section 2.12(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Class” means, with respect to a Term Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility, and (b) when used with respect to Term Loans or Borrowings, Term Loans or Borrowings under such Term Facility. As of the Closing Date, there are two Classes of Term Facilities and Term Loans, the Tranche B-1 Term Loans and the Tranche B-2 Term Loans, and the Term Loans and the Lenders under each such Term Facility will be considered a separate Class hereunder.

“Closing Date” means January 26, 2016.

“Closing Date Refinancing” means the repayment of debt contemplated by Section 3.03 of the Merger Agreement, which for the avoidance of doubt shall include the repayment in full of the (i) Existing Term Loan Credit Agreement, (ii) Existing ABL Credit Agreement, (iii) the Existing Construction Loan Agreement, (iv) the outstanding Existing Senior Notes and (v) the outstanding Existing Senior PIK Toggle Notes and the termination of all obligations and liens related thereto.

“Closing Date Senior Secured First Lien Net Leverage Ratio” means 4.80 to 1.00.

“Closing Date Total Net Leverage Ratio” means 6.20 to 1.00.

“Code” means the Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means Citibank, N.A., in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the Term Loan Guarantee and Collateral Agreement dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Commitments” mean, the Tranche B-1 Term Loan Commitment and the Tranche B-2 Term Loan Commitment. On the Closing Date, the aggregate amount of Commitments of all Term Loans is $2,525.0 million.

“Commitment Letter” means that certain Amended and Restated Commitment Letter, dated as of November 30, 2015, by and among Merger Sub, Citigroup Global Markets

Inc., Barclays Bank PLC, Royal Bank of Canada, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, Nomura Securities International, Inc., Macquarie Capital (USA) Inc., MIHI LLC, GSMP VI Offshore US Holdings, Ltd., GSMP VI Onshore US Holdings, Ltd. and Broad Street Credit Holdings LLC and including any joinders thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the recitals hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower for such period:

(1)	increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a)

provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of the Borrower and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Borrower; plus

(b)	Consolidated Interest Expense; plus

(c)	cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Borrower or any Restricted Subsidiary; plus

(d)	all depreciation and amortization charges and expenses; plus

(e)	all

(i)	losses, charges and expenses relating to the Transactions;

(ii)

transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and

(iii)	without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(f)	any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower; plus

(g)

the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity or any of the Permitted Holders, in each case, to the extent permitted by Section 6.07; plus

(h)	earn-out obligations incurred in connection with any Permitted Acquisition or other Investment; plus

(i)

all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Borrower and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j)

all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k)	all costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated Net Income; plus

(l)	without duplication, “management adjustment” addbacks expressly set forth in the Sponsor Model; and

(2)

decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).

Notwithstanding the foregoing, the Consolidated EBITDA of the Borrower for the fiscal quarters ended:

(i)	October 31, 2015 will be deemed to be $118.460 million;

(ii)	August 1, 2015 will be deemed to be $119.512 million; and

(iii)	May 2, 2015 will be deemed to be $121.040 million.

it being understood that the amounts listed in the foregoing clauses (i), (ii) and (iii) do not give effect to the adjustments provided for in the definition of Pro Forma Basis for any transactions or events other than the Transactions.

“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is secured by a Lien on the Term Priority Collateral that is pari passu with the Lien securing the Obligations or that is secured by a Lien on the ABL Priority Collateral that is senior to or pari passu with the Lien securing the Obligations, minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness. For the avoidance of doubt, Indebtedness in respect of the ABL Credit Agreement will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)

the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, and all discounts, commissions, fees and other charges associated with any Receivables Facility); plus

(2)	consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4)	interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period. For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings or any Parent Entity during such period attributable to the operations of the Borrower and its Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof) and before any deduction for preferred stock dividends; provided that:

(1)

all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including all restructuring, severance, relocation, retention, consolidation, integration or other similar charges and expenses, contract termination costs, litigation costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;

(2)

all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3)

all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by a Responsible Officer of the Borrower) will be excluded;

(4)	all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5)	all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6)

(a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7)	the cumulative effect of a change in accounting principles during such period will be excluded;

(8)

the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9)	all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10)

all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11)

any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)	accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 18 months after the Closing Date will be excluded;

(13)	all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14)

any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15)

(a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16)

expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17)

losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18)

(a) cash costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities in an aggregate amount not to exceed $20.0 million for any four-quarter period, and all non-cash pre-opening costs and expenses, will be excluded, and (b) all income, loss, charges and expenses associated with stores, distribution centers and other facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated, will be excluded;

(19)	non-cash charges for deferred tax asset valuation allowances will be excluded; and

(20)

solely for the purpose of determining the amount available for Restricted Payments under Section 6.06(15), the net income (or loss) for such period of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(16).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of one or more series of term loans or notes; provided that:

(1)

such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part (and such exchange, extension, renewal, replacement or refinancing occurs substantially concurrently with such incurrence or obtainment), Indebtedness (“Refinanced Debt”) that is either Term Loans or other Credit Agreement Refinancing Indebtedness;

(2)	such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses);

(3)

the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the Latest Maturity Date;

(4)

such Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder provided that in no event shall such Indebtedness be permitted to be voluntary or mandatorily prepaid prior to the repayment in full of all Term Facilities, unless accompanied by a ratable prepayment of each Term Facility hereunder;

(5)

such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(6)	such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party;

(7)	if such Indebtedness is secured:

(a)	the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined in good faith by a Responsible Officer of the Borrower);

(b)

if such Indebtedness is secured on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a First Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(c)

if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(8)

the terms and conditions of such Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt as determined in good faith by a Responsible Officer of the Borrower; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided that this clause (8) will not apply to:

(a)	terms addressed in the preceding clauses (1) through (7);

(b)	(i) interest rate, fees, funding discounts and other pricing terms; (ii) redemption, prepayment or other premiums; (iii) optional prepayment terms; and (iv) redemption terms;

(c)	subordination terms; and

(d)	covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Cumulative Retained Excess Cash Flow Amount” means, as of any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Cure Amount” means the amount of cash contributions to the capital of the Borrower made pursuant to Section 8.02 of the ABL Credit Agreement.

“Current Assets” means, as of any date, all assets (other than Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (other than amounts related to current or deferred Taxes based on income or profits), determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Current Liabilities” means, as of any date, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current liabilities,” other than:

(1)	the current portion of any Indebtedness;

(2)	accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid);

(3)	accruals for current or deferred Taxes based on income or profits;

(4)	accruals, if any, of transaction costs resulting from the Transactions; and

(5)	accruals of any costs or expenses related to (a) severance or termination of employees prior to the Closing Date or (b) bonuses, pension and other post-retirement benefit obligations;

in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“CVC” means any funds or limited partnerships managed or advised by CVC Capital Partners Limited or any of its Affiliates or direct or indirect Subsidiaries or any investors in such funds or limited partnerships (but excluding, in each case, any portfolio companies in which such funds or limited partnerships hold an investment and excluding, in each case, any funds or entities managed or advised by CVC Credit Partners Holdings Limited or any of its direct or indirect Subsidiaries engaged in the same or a similar business to CVC Credit Partners Holdings Limited) who are investors in such funds or limited partnerships as at the Closing Date, investing directly or indirectly in Holdings.

“Debt Fund Affiliate” means:

(1)

any Affiliate, division or internal group of a Permitted Investor that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course; and

(2)

any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) or a division or internal group within a Permitted Investor that is not organized or used primarily for the purpose of making equity investments, in each case, with respect to which a Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Term Loans, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non- Cash Consideration.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means:

(1)	(a) any Person that is a competitor of the Borrower and identified by the Borrower in writing to the Arrangers and the Administrative Agent on or prior to the date of the Commitment Letter;

(b)

any Person that is a competitor of the Borrower and identified by the Borrower in good faith in writing to the Administrative Agent from time to time after the date of the Commitment Letter; provided that such Person will not be a Disqualified Institution if the Administrative Agent reasonably determines in good faith that such Person is not a competitor of the Borrower and notifies the Borrower of such determination promptly following the date on which the Borrower identifies such Person to the Administrative Agent; and

(c)

together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are reasonably identifiable as such (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (2) below) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (i) make investment decisions or (ii) have access to non-public information relating to the Borrower or any Person that forms part of the Borrower’s business (including its Subsidiaries)); or

(2)

certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Arrangers and the Administrative Agent on or prior to the date of the Commitment Letter.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Term Loans or commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions shall be available to Lenders upon request but shall not otherwise be posted to the Lenders.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)

mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)	are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)	provide for the scheduled payments of dividends in cash; or

(4)

either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)	the Latest Maturity Date; and

(b)

the date on which the Term Loans and all other Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Documentation Agent” means RBC Capital Markets.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of the Borrower.

“Dutch Auction” means an auction of Term Loans conducted:

(1)	pursuant to Section 10.04(10) to allow an Affiliated Lender to acquire Term Loans at a discount to par value and on a pro rata basis; or

(2)	pursuant to Section 10.04(14) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a pro rata basis,

in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase of Term Loans in a Dutch Auction, Dutch auction procedures as reasonably agreed upon by the applicable Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enterprise Transformative Event” means any merger, acquisition or Investment, in any such case by the Borrower, any Restricted Subsidiary, Holdings or any of the direct or indirect parent companies of Holdings (other than the Sponsors) that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents (prior to giving effect to any amendments) immediately prior to the consummation of such transaction, would not provide Holdings, the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)	a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)

a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)

a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)

the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)

the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)	the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)	the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)	a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” means a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” means any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the Consolidated Net Income of the Borrower for such period, minus, without duplication:

(1)

repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness or the principal component of any Capital Lease Obligations of the Borrower or any Restricted Subsidiary during such period (excluding voluntary and mandatory prepayments of Term Loans, voluntary prepayments of Indebtedness described in Section 2.08(2)(b) and prepayments of other revolving Indebtedness (except to the extent accompanied by a corresponding reduction in commitments), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments were not already deducted in calculating Consolidated Net Income and are not otherwise prohibited under this Agreement)); provided that a mandatory prepayment of Indebtedness will only be deducted pursuant to this clause (1) to the extent not already deducted in the computation of Net Cash Proceeds of Asset Sales; minus

(2)

(a) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of Capital Expenditures, Permitted Acquisitions, Investments and Restricted Payments (excluding Restricted Payments made pursuant to Sections 6.06(15), (16), or (17), Investments in Cash Equivalents and other items (including Investments and Restricted Payments) that are eliminated in consolidation) and (b) cash payments that the Borrower or any Restricted Subsidiary is required to make in respect of Capital Expenditures, Permitted Acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods and, to the extent not so paid, will increase Excess Cash Flow in the subsequent period; minus

(3)

cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of (a) long-term liabilities other than Indebtedness or (b) items for which an accrual or reserve was established in a prior period; minus

(4)

(a) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of Taxes (including distributions to any Parent Entity in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (b) cash payments that the Borrower or any Restricted Subsidiary will be required to make in respect of Taxes (including distributions to any Parent Entity in respect of Taxes) within 180 days after the end of such period; provided that amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods; minus

(5)

all cash payments and other cash expenditures made by the Borrower or any Restricted Subsidiary during such period (a) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (1) through (19) of the definition of Consolidated Net Income or (b) that were not expensed during such period in accordance with GAAP; minus

(6)

all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (16) and (17) of Consolidated Net Income to the extent not reimbursed in cash during such period); minus

(7)

an amount equal to the sum of (a) the increase in the Working Capital of the Borrower during such period, if any, plus (b) the increase in long-term accounts receivable of the Borrower and the Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (a) and (b) of this clause (7) that are directly attributable to acquisitions of a Person or business unit by the Borrower and the Restricted Subsidiaries during such period); plus

(8)	all non-cash charges, losses and expenses of the Borrower or any Restricted Subsidiary that were deducted in calculating such Consolidated Net Income; plus

(9)	all cash payments received by the Borrower or any Restricted Subsidiary during such period pursuant to Hedge Agreements that were not treated as revenue or net income under GAAP; plus

(10)

an amount equal to the sum of (a) the decrease in Working Capital of the Borrower during such period, if any, plus (b) the decrease in long-term accounts receivable of the Borrower and the Restricted Subsidiaries, if any; plus

(11)

all amounts referred to in clauses (1), (2) and (3) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests or any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of, any assets.

“Excess Cash Flow Period” means each fiscal year of the Borrower.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of the Borrower) of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrower after the Closing Date from:

(1)	contributions to its common equity capital; or

(2)	the sale of Capital Stock of the Borrower;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(28) in each case prior to such date; provided that the proceeds of Disqualified Stock, Cure Amounts and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), (B) to make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount or (C) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01.

“Excluded Subsidiary” means any:

(1)	Immaterial Subsidiary;

(2)	Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower;

(3)	Unrestricted Subsidiary;

(4)	Foreign Subsidiary;

(5)	Domestic Subsidiary of a Foreign Subsidiary;

(6)	Subsidiary substantially all the assets of which are Equity Interests and, if any, indebtedness in one or more Foreign Subsidiaries;

(7)

Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or third-party consent, approval, license or authorization (unless such consent, approval, license or authorization has been received); and

(8)

any Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction (including any Receivables Subsidiary) or like special purposes;

in each case, unless the Borrower determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower) should not be an Excluded Subsidiary until the date on which the Borrower has informed the Administrative Agent that it elects to have such Person be an Excluded Subsidiary; provided that the Guarantee and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1)

Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)

any U.S. federal withholding Tax imposed on amounts payable hereunder to or for the account of a Recipient under any law applicable at the time such Recipient becomes a party to this Agreement (or in the case of a Lender, under any law applicable at the time such Lender changes its Lending Office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its Lending Office), was entitled to receive additional amounts from the Loan Party with respect to any withholding Tax pursuant to Section 2.14(1) or Section 2.14(3);

(3)	Taxes that are attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.14(5) or Section 2.14(6); and

(4)	any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.19(3)(a).

“Existing ABL Credit Agreement” means that certain ABL credit agreement, dated as of April 19, 2013, among Petco Animal Supplies, Inc., the lenders party thereto, Bank of America, N.A., (as successor to Credit Suisse AG) as administrative agent, Wells Fargo Bank, National Association, as collateral agent, and the subsidiaries of Petco Animal Supplies, Inc. from time to time party thereto, as amended by that certain First Amendment to the ABL Credit Agreement, dated as of November 21, 2014.

“Existing Construction Loan Agreement” means that certain Construction Loan Agreement, dated March 20, 2015, by and between Petco Real Estate Holdings III, LLC and MUFG Union Bank, N.A.

“Existing Senior Notes” means the Senior Notes due 2017 issued pursuant to that certain Indenture, dated as of November 24, 2010, among Petco Animal Supplies, Inc., the guarantors named on the signature pages thereto, and Wells Fargo Bank, National Association, as trustee.

“Existing Senior PIK Toggle Notes” means the Senior PIK Toggle Notes due 2018 issued pursuant to that certain Indenture, dated as of October 10, 2012, between Petco Holdings, Inc., and Wells Fargo Bank, National Association, as Trustee.

“Existing Term Loan Credit Agreement” means that certain term loan credit agreement, dated as of November 24, 2010, among Petco Animal Supplies, Inc., as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., (as successor to Credit Suisse AG) as administrative agent and collateral agent, and the subsidiaries of Petco Animal Supplies, Inc. from time to time party thereto, as amended by that certain Amendment No. 1 to Term Loan Agreement, dated as of February 25, 2011, as further amended by that certain Amendment No. 2 to Term Loan Agreement, dated October 9, 2012, as further amended by that certain Amendment No. 3 to Term Loan Agreement, dated February 4, 2013.

“Extended Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Extended Term Loans” has the meaning assigned to such term in Section 2.20(1).

“Extending Term Lender” has the meaning assigned to such term in Section 2.20(1).

“Extension” has the meaning assigned to such term in Section 2.20(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.20(2).

“Extension Offer” has the meaning assigned to such term in Section 2.20(1).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19(2).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that:

(1)

if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and

(2)

if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined in good faith by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter, dated November 30, 2015, by and among Merger Sub, Citigroup Global Markets Inc., Barclays Bank PLC, Royal Bank of Canada, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, Nomura Securities International, Inc., Macquarie Capital (USA) Inc., MIHI LLC, GSMP VI Offshore US Holdings, Ltd., GSMP VI Onshore US Holdings, Ltd. and Broad Street Credit Holdings LLC, as amended and in effect from time to time and including any joinders thereto.

“Fees” means the Administrative Agent Fees and all other fees set forth in the Fee Letter payable to a Lender, the Administrative Agent, or any Arranger, in each case, with respect to Term Loans.

“Financial Covenant Default” has the meaning assigned to such term in Section 8.01(6).

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit G (as the same may be modified in a manner satisfactory to the Administrative Agent). Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a First Lien Intercreditor

Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a pari passu basis with the Term Loans.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of:

(1)

(a) Consolidated EBITDA of the Borrower for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, minus (b) non-financed Maintenance Capital Expenditures of the Borrower for such period that were paid in cash during such four-quarter period (it being understood that Capital Expenditures funded with proceeds of revolving loans will not be deemed to be “financed” for the purpose of this clause (b)) minus (c) Taxes based on income of the Borrower and the Restricted Subsidiaries that were paid or required to be paid in cash during such period (including tax distributions paid in cash during such period) to

(2)	Fixed Charges of the Borrower for such four-quarter period, calculated on a Pro Forma Basis.

“Fixed Charges” means, for any period, the sum without duplication, of the following for such period:

(1)	the Consolidated Interest Expense of the Borrower that was paid or required to be paid in cash during such period; plus

(2)

all scheduled principal amortization payments that were paid or required to be paid in cash during such period with respect to Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries, including payments in respect of Capital Lease Obligations, but excluding payments with respect to intercompany Indebtedness; plus all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any Restricted Subsidiary made during such period.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)

any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)

to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)

entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)	as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)

any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means (1) Holdings; (2) each Subsidiary Loan Party; and (3) each Parent Entity or Restricted Subsidiary (other than any Restricted Subsidiary that is not a Wholly Owned Subsidiary) that the Borrower may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations until such date that the Borrower has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations; provided that, in the case of this clause (3), the Guarantee and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Headquarters” means the headquarters of the Borrower, located at 10850 Via Frontera, San Diego, CA 92127.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Incremental Equivalent Term Debt” means secured or unsecured Indebtedness of the Borrower in the form of term loans or notes; provided that:

(1)

the aggregate outstanding principal amount of such Indebtedness on any date that such Indebtedness is incurred pursuant to Section 6.01(1) shall be subject to the limitations set forth in Section 2.18(3);

(2)

the final maturity date of such Incremental Equivalent Term Debt may not be earlier than the Latest Maturity Date of the Term Loans (and in the case of any junior secured or unsecured Incremental Equivalent Term Debt, the final maturity date may not be earlier than the date that is 91 days after the Latest Maturity Date of the Term Loans);

(3)	the Weighted Average Life to Maturity of such Incremental Equivalent Term Debt may be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans;

(4)

if such Indebtedness is secured on a pari passu basis with the Term Loans, such Indebtedness (a) consist of notes, (b) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a First Lien Intercreditor Agreement and (c) the pricing of such Indebtedness complies with Section 2.18(8); and

(5)

if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

Incremental Equivalent Term Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning assigned to such term in Section 2.18(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(5).

“Incremental Lenders” has the meaning assigned to such term in Section 2.18(5).

“Incremental Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(1).

“Incremental Yield” has the meaning assigned to such term in Section 2.18(8).

“Indebtedness” means, with respect to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)	all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)

all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)	all Capital Lease Obligations of such Person;

(6)	all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)	the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)	the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)	all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)

the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)	trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)	prepaid or deferred revenue arising in the ordinary course of business;

(c)	purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)	earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.20(1).

“Intellectual Property Security Agreements” shall have the meaning set forth in the Guaranty and Collateral Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent and Citibank, N.A., as administrative agent and collateral agent under the ABL Credit Agreement, and acknowledged by Holdings and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of the Borrower for such period, calculated on a Pro Forma Basis, and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (1) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’

duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing; and (2) with respect to any ABR Loan, the last Business Day of each fiscal quarter of the Borrower commencing with the last Business Day of the first full fiscal quarter of the Borrower after the Closing Date.

“Interest Period” means, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter (or, if agreed by all Lenders, 12 months or a shorter period), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.04 or repaid or prepaid in accordance with Section 2.06, 2.07 or 2.08; provided that:

(1)

if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period;

(3)

no Interest Period will extend beyond the applicable Maturity Date. Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(4)	the initial Interest Period, commencing on the Closing Date, will end on April 29, 2016.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Loan denominated in any currency for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of approximately 11:00 a.m. (London time) on the Quotation Day.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries;

(3)

corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)

investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations (other than the ABL Obligations), (2) the Senior Notes or (3) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit H (as the same may be modified in a manner satisfactory to the Administrative Agent), or, if requested by the providers of Indebtedness to be secured on a junior basis to the Term Loans, another lien subordination arrangement satisfactory to the Administrative Agent. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Term Loans.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Term Facilities in effect on such date.

“LCA Election” has the meaning assigned to such term in Section 1.07(a).

“Leased Material Real Property” has the meaning assigned to such term in Section 3.15(2).

“Lender” means each Tranche B-1 Term Loan Lender listed on Schedule 2.01(1) and Tranche B-2 Term Loan Lender listed on Schedule 2.01(2) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.

“Lender Default” means:

(1)	the refusal (which has not been retracted) or failure of any Lender to make available its portion of any Borrowing;

(2)	any Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Term Facility or under other similar agreements in which it commits to extend credit; or

(3)	the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be a “Lender-Related Distress Event” with respect to such Agent or Lender or any person that directly or indirectly controls such Agent or Lender.

“Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Term Loans.

“Letter of Credit” has the meaning assigned to such term in the ABL Credit Agreement.

“LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the arithmetic mean of the offered rates for deposits in Dollars with a term equivalent to such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or by reference to the rates provided by any Person that takes over the administration of such rate if the ICE Benchmark Administration is no longer making a “LIBO Rate” rate available) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor or substitute agency thereto) as an authorized information vendor for the purpose of displaying such rates) (the “Screen Rate”); provided that if such Screen Rate is not available at such time for any reason, the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO Rate” shall be the interest rate per annum equal to the Interpolated Screen Rate; further provided, however, if the LIBO Rate is less than zero, then the LIBO Rate shall be zero.

“LIBOR Quoted Rate” means, for any day (or if such day is not a Business Day, the immediately preceding Business Day), a fluctuating rate per annum equal to the greater of (1) the Adjusted LIBO Rate for an interest period of one month as determined as of 11:00 a.m. (London, England time) on such day by reference to by reference to the ICE Benchmark Administration Interest Settlement Rates (or by reference to the rates provided by any Person that takes over the administration of such rate if the ICE Benchmark Administration is no longer making a “LIBO Rate” rate available). for deposits in dollars (as set forth by the Screen Rate) provided that if such Screen Rate is not available at such time for any reason, the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR Quoted Rate” shall be the interest rate per annum equal to the Interpolated Screen Rate; and (2) solely in respect of Tranche B-1 Term Loans, 1.00%; provided, however, if the LIBOR Quoted Rate is less than zero, the LIBOR Quoted Rate shall be zero.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder, or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, by the Borrower or one or more Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“LLC Conversion” has the meaning specified in the recitals hereto.

“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Note and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Maintenance Capital Expenditures” means, for any period, the portion of the aggregate amount of all Capital Expenditures of the Borrower for such period attributable to maintenance of property, plant or equipment of the Borrower and the Restricted Subsidiaries, as determined in good faith by a Responsible Officer of the Borrower.

“Management Agreement” means monitoring, management, fee or similar or related agreements providing for the payment (or accrual) of an annual monitoring, management or similar fee to the Sponsors or any Affiliate of Sponsor in an aggregate amount equal to or less than $10.0 million per annum for any period commencing on or after the Closing Date (with prorated amounts payable for any partial year periods and any amounts not paid in any period beginning on the Closing Date accruing and payable upon request of the Sponsors in future periods).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Parent, Holdings, the Borrower or the Restricted Subsidiaries on the Closing Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)	the business, financial condition or results of operations, in each case, of the Borrower and the Restricted Subsidiaries (taken as a whole);

(2)	the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)	the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Term Loans) of the Borrower or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $50.0 million.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)	with respect to all Term Loans (including all Tranche B-1 Term Loans and Tranche B-2 Term Loans) existing on the Closing Date, January 26, 2023;

(2)	with respect to any Incremental Term Loans, the final maturity date specified therefor in the applicable Incremental Facility Amendment;

(3)	with respect to any Other Term Loans, the final maturity date specified therefor in the applicable Refinancing Amendment; and

(4)	with respect to any Extended Term Loans, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Merger” has the meaning assigned to such term in the recitals hereto.

“Merger Agreement” has the meaning assigned to such term in the recitals hereto.

“Merger Sub” has the meaning assigned to such term in the introductory paragraph hereof.

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning assigned to such term in Section 5.10(2)(c).

“Mortgaged Properties” means, all Real Property, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party, reasonably acceptable to the Administrative Agent, in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Permitted Lien that is prior or senior to the Lien securing the Obligations, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-

employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount). For purposes of Section 2.08(1), no cash proceeds realized in connection with an Asset Sale will be deemed to be Net Cash Proceeds unless such Asset Sale involves aggregate consideration in excess of $10.0 million.

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“No MNPI Representation” means, with respect to any Person, a customary representation that such Person is not in possession of any MNPI.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(3).

“Non-Debt Fund Affiliate” means any Affiliated Lender other than a Debt Fund Affiliate.

“Non-Debt Fund Affiliate Assignment and Acceptance” has the meaning assigned to such term in Section 10.04(10)(b).

“Non-Ratio Based Incremental Facility Cap” has the meaning assigned to such term in Section 2.18(3).

“Note” has the meaning assigned to such term in Section 2.05(5).

“Obligations” means:

(1)

all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)	any Specified Hedge Obligations; and

(3)	any Cash Management Obligations;

provided that:

(a)	the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations will be secured and Guaranteed pursuant to the

Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed;

(b)

any release of Collateral or Guarantors (as defined in the Collateral Agreement) effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Cash Management Bank or Qualified Counterparty pursuant to any Loan Document; and

(c)	Obligations shall not, in any event, include any Excluded Swap Obligation.

“OFAC” has the meaning assigned to such term in Section 3.19(3)(e).

“Original Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(1).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other First Lien Indebtedness” has the meaning assigned to such term in Section 2.08(1)(c).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(2)).

“Other Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Other Term Loans” has the meaning assigned to such term in Section 2.19(1).

“Owned Material Real Property” has the meaning assigned to such term in Section 3.15(1).

“Parent Entity” means any direct or indirect parent of the Borrower.

“Pari Passu Liens Indebtedness” has the meaning assigned to such term in Section 2.18(8).

“Participant” has the meaning assigned to such term in Section 10.04(4)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(4)(a).

“Payment Office” means the office of the Administrative Agent located at Citibank, N.A., 1615 Brett Road, Building III, New Castle, DE 19720, Attention: Loan Administration (Email global.loans.support@citi.com; Telephone No. (302) 894-6010) or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the Closing Date.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition) if (1) no Event of Default is continuing immediately prior to making such Investment or would result therefrom; and (2) immediately after giving effect thereto, with respect to acquisitions of entities that do not become Subsidiary Loan Parties, the aggregate fair market value of all Investments made in such entities since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value), when taken together with the aggregate amount of payments made with respect to Investments pursuant to Section 6.04(6), will not exceed the greater of (a) $75.0 million and (b) 1.50% of Consolidated Total Assets as of the date any such acquisition is made.

“Permitted Amendment” means any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1)	the Sponsors;

(2)	any member of the Management Group (or any controlled Affiliate thereof);

(3)

any other holder of a direct or indirect equity interest in Holdings that either (a) holds such interest as of the Closing Date and is disclosed to the Arrangers prior to the Closing Date or (b) becomes a holder of such interest prior to the three-month anniversary of the Closing Date and is a limited partner of a Sponsor on the Closing Date; provided that the limited partners that become holders of equity interests pursuant to this clause (b) do not own in the aggregate more than 20% of the Voting Stock of Holdings as of such three- month anniversary;

(4)

any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (1), (2) or (3) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (1), (2) and (3), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(5)	any Permitted Parent.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings that:

(1)	is not subject to any Guarantee by the Borrower or any Restricted Subsidiary;

(2)	does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date;

(3)	no Event of Default has occurred and is continuing immediately after the issuance or incurrence thereof or would result therefrom;

(4)

has no scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (6) hereof);

(5)	does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is ninety-one (91) days after the Latest Maturity Date; and

(6)

has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Notes Indenture taken as a whole (other than provisions customary for senior discount notes of a holding company), in each case as determined in good faith by a Responsible Officer of the Borrower;

provided that clauses (4) and (5) will not restrict payments that are necessary to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided, further that the Borrower will deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Investor” means:

(1)	each of the Sponsors;

(2)	each of their respective Affiliates and investment managers;

(3)	any fund or account managed by any of the Persons described in clause (1) or (2) of this definition;

(4)	any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan; and

(5)	investment vehicles of members of management of Holdings or the Borrower that invest in, acquire or trade commercial loans but excluding natural persons.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity was a Permitted Holder pursuant to clauses (1), (2) and (3) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change in Control and (b) Holdings, so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause (1), (2), (3) or (4) of the definition thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)

the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;

(3)	if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of the Borrower) as those contained in the documentation governing the Indebtedness being Refinanced;

(4)

no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the ABL Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness will be on terms not materially less favorable to the Lenders than those contained in the documentation governing the ABL Credit Agreement, as determined in good faith by a Responsible Officer of the Borrower;

(5)

in the case of a Refinancing of Indebtedness that is secured on a pari passu basis with the Term Loans with Indebtedness that is secured on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a First Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(6)

in the case of a Refinancing of Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Term Loans with Indebtedness that is secured on a junior basis, to the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(7)

in the case of a Refinancing of the ABL Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness are subject to the Intercreditor Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders in any material respect than, the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower and as certified by a Responsible Officer of the Borrower.

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured on a junior basis to the Term Loans with Indebtedness that is secured on a pari passu basis with the Term Loans.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.01(5).

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Collateral Agreement.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the Senior Secured First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that (1) pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and (2) pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Borrower and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Borrower; provided that any such pro forma adjustments in respect of such cost savings, improvements and synergies shall not exceed 20% of Consolidated EBITDA (before giving effect to all such adjustments) for any four-quarter period.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“Purchase Date” means the date that the Merger is required to be consummated pursuant to the Merger Agreement.

“Purchase Documents” means the collective reference to the Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Purchasing Borrower Party” means Holdings or any Subsidiary of Holdings that becomes an Assignee or Participant pursuant to Section 10.04(14).

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of any Parent Entity which generates cash proceeds of at least $100.0 million.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)

the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(2)

all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of the Borrower); and

(3)

the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary); and

(2)

any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with the Borrower and to which the Borrower or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a)

is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)

subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)

with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3)

to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement (and, as necessary, each other Loan Document) executed by each of (1) the Borrower and Holdings; (2) the Administrative Agent; and (3) each Lender that agrees to provide any portion of the Other Term Loans in accordance with Section 2.19.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by the Borrower in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or a Restricted Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that the Borrower or any Restricted Subsidiary intends and expects to use an amount of funds not to exceed the amount of Net Cash Proceeds of an Asset Sale to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended by the Borrower or a Restricted Subsidiary prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the date occurring one year after such Reinvestment Event or, if the Borrower or a Restricted Subsidiary has entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business, the date occurring two years after such Reinvestment Event.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the environment.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Event” means (1) any prepayment of any Class of Term Loans with the proceeds of, or any conversion of such Term Loans into, any new or replacement tranche of debt financing bearing interest at yield that is less than the yield applicable to such Class of Term Loans and (2) any amendment to any Term Facility that, directly or indirectly, reduces the yield applicable to the Term Loans in such Term Facility (in each case, calculating such yield consistent with the methodology for calculating the “yield” of any Term Loans and any “Incremental Yield” pursuant to the terms of Section 2.18(8)); provided that no Repricing Event will be deemed to occur in connection with a Change in Control, Qualified IPO or Enterprise Transformative Event.

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lender Consent Items” has the meaning assigned to such term in Section 10.04(12)(c).

“Required Lenders” means, at any time, Lenders having Term Loans outstanding and unused Commitments that, taken together, represent more than 50.0% of the sum of all Term Loans outstanding and Commitments at such time. The Term Loans and Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1)

any amendment that would disproportionately affect the obligation of the Borrower to make payment of the Term Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same Class of Term Loans or Commitments;

(2)	any amendment relating to:

(a)	increases in the Commitment of such Defaulting Lender;

(b)	reductions of principal, interest, fees or premium applicable to the Class of Term Loans held by such Defaulting Lender or Commitments of such Defaulting Lender; and

(c)

extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Class of Term Loans held by such Defaulting Lender or Commitments of such Defaulting Lender; and

(3)	matters requiring the approval of each Lender under subclauses (v) and (vi) of Section 10.08(2).

“Required Percentage” means, with respect to any Excess Cash Flow Period, the percentage set forth in the table below based on Senior Secured First Lien Net Leverage Ratio determined as of the last day of such Excess Cash Flow Period:

Senior Secured First Lien Net Leverage Ratio	Required Percentage

Greater than 3.50 to 1.00	50.00%

Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	25.00%

Less than or equal to 3.00 to 1.00	0.00%

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Borrower.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, 100% minus the Required Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Senior Notes” means the floating rate senior notes due January 26, 2024, issued on or prior to the date hereof pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means, collectively, the Senior Notes Indenture and all other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of Senior Notes.

“Senior Notes Indenture” means that certain indenture, dated as of January 26, 2016, among the Senior Notes Trustee, the Borrower and the guarantors party thereto.

“Senior Notes Trustee” means Wells Fargo Bank, National Association, together with its permitted successors and assigns.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among the Borrower or any other Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the ABL Credit Agreement).

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified Merger Agreement Representations” means such of the representations and warranties made with respect to the Company and its Subsidiaries by the Company in the Merger Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders.

“Specified Representations” means the representations and warranties of each of Merger Sub, the Company and the other Loan Parties set forth in the following sections of this Agreement:

(1)

Section 3.01(1) and (4) (but solely with respect to its organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents);

(2)	Section 3.02(1) (but solely with respect to its authorization of this Agreement and the other Loan Documents);

(3)	Section 3.02(2)(a)(i) (but solely with respect to non-conflict of this Agreement and the other Loan Documents with its certificate or article of incorporation or other charter document);

(4)	Section 3.03 (but solely with respect to execution and delivery by it, and enforceability against it, of this Agreement and the other Loan Documents);

(5)	Section 3.08(2);

(6)	Section 3.09;

(7)	Section 3.14(1) (subject to Permitted Liens and subject to the Certain Funds Provisions);

(8)	Section 3.16; and

(9)	Section 3.19.

“Specified Transaction” means any Investment (including any Limited Condition Acquisition), disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Commitment in respect of any Incremental Term Loan or Extended Term Loan) above the amount of Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided further that, at the Borrower’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $5,000,000 shall not be calculated on a “Pro Forma Basis.”

“Sponsor Model” means the model provided by the Sponsors to the Arrangers on November 17, 2015.

“Sponsors” means, any of CVC and Canada Pension Plan Investment Board and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Term Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Term Loans in such currency are determined.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means (1) each Wholly Owned Domestic Subsidiary of the Borrower on the Closing Date (other than any Excluded Subsidiary); and (2) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower that becomes, or is required to become, a party to the Collateral Agreement after the Closing Date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Barclays Bank PLC.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facility” means the facility and commitments utilized in making Term Loans hereunder. On the Closing Date, there are two Term Facilities, the Tranche B-1 Term Loan Facility and the Tranche B-2 Term Loan Facility, and each such Term Facility will be considered a separate Term Facility hereunder. Following the establishment of any Incremental Term Loans (other than an increase to an existing Term Facility), Other Term Loans or Extended Term Loans, such Incremental Term Loans, Other Term Loans or Extended Term Loans will be considered a separate Term Facility hereunder.

“Term Loan Agent” means “Term Loan Agent” as defined in the Intercreditor Agreement.

“Term Loan Installment Date” means, as the context requires, an Original Term Loan Installment Date, an Incremental Term Loan Installment Date, an Other Term Loan Installment Date or an Extended Term Loan Installment Date.

“Term Loans” means the Tranche B-1 Term Loans and the Tranche B-2 Term Loans made to the Borrower on the Closing Date pursuant hereto, any Incremental Term Loans, any Other Term Loans and any Extended Term Loans, collectively (or if the context so requires, any of them individually).

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Title Company” has the meaning assigned to such term in Section 5.10(2)(c).

“Title Policy” has the meaning assigned to such term in Section 5.10(2)(c).

“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Tranche B-1 Term Loan Commitments” means with respect to each Lender, the commitment of such Lender to make Tranche B-1 Term Loans as set forth on Schedule 2.01(1). On the Closing Date, the aggregate amount of Tranche B-1 Term Loan Commitments is $1,825.0 million.

“Tranche B-1 Term Loan Facility” means the term loan facility consisting of Tranche B-1 Term Loans made to the Borrower.

“Tranche B-1 Term Loan Lender” means each financial institution listed on Schedule 2.01(1) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 by assignment of any Tranche B-1 Term Loans.

“Tranche B-1 Term Loans” means the term loans made to the Borrower on the Closing Date pursuant to Section 2.01(1)(a).

“Tranche B-2 Term Loan Commitments” means with respect to each Lender, the commitment of such Lender to make Tranche B-1 Term Loans as set forth on Schedule 2.01(2). On the Closing Date, the aggregate amount of Tranche B-2 Term Loan Commitments is $700.0 million.

“Tranche B-2 Term Loan Facility” means the term loan facility consisting of Tranche B-2 Term Loans made to the Borrower.

“Tranche B-2 Term Loan Lender” means each financial institution listed on Schedule 2.01(2) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 by assignment of any Tranche B-1 Term Loans.

“Tranche B-2 Term Loans” means the term loans made to the Borrower on the Closing Date pursuant to Section 2.01(1)(b).

“Transaction Documents” means the Purchase Documents, the ABL Loan Documents, the Senior Notes Documents and the Loan Documents.

“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including:

(1)	the consummation of the Merger;

(2)	the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;

(3)	the Equity Contribution;

(4)	the execution and delivery of the ABL Loan Documents, the creation of the Liens pursuant to the ABL Security Documents and the initial borrowings under the ABL Credit Agreement;

(5)	the execution and delivery of the Senior Notes Documents and the issuance of the Senior Notes under the Senior Notes Indentures;

(6)	the Closing Date Refinancing;

(7)	the LLC Conversion; and

(8)	the payment of all fees, costs and expenses in connection with the foregoing.

“Type” means, when used in respect of any Term Loan or Borrowing, the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means Adjusted LIBO Rate or ABR, as applicable.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:

(1)

no Event of Default is continuing; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Subsidiary is designated as an Unrestricted Subsidiary, no Specified Event of Default shall have occurred and be continuing or would exist immediately after such designation;

(2)

such designation or re-designation would not cause an Event of Default; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Subsidiary is designated as an Unrestricted Subsidiary, such designation or re-designation would not cause a Specified Event of Default; and

(3)

compliance with a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0, determined on a Pro Forma Basis; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, the date of determination of such condition shall be the LCA Test Date.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly Owned Domestic Subsidiaries will mean Wholly Owned Domestic Subsidiaries of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) reclassification after the date hereof in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.      Terms Generally. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise,

(1)	the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)

in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)	the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)	the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)	any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6)	the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of the Company or any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

SECTION 1.03.      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders), the Borrower, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment. “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings or the Borrower.

SECTION 1.04.      Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05.      Currencies. Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars. Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 1.06.      Required Financial Statements. With respect to the determination of the Senior Secured First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, and calculated on a Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Senior Secured First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.07.      Certain Calculations and Tests.

(a)       Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, that (other than solely with respect to the incurrence test under which such Limited Condition Acquisition is being made) Consolidated EBITDA, Consolidated Total Assets or assets and Consolidated Net Income of any target of such Limited Condition Acquisition can only be used in the determination of the relevant ratio and baskets if and when such Limited Condition Acquisition has closed.

(b)       Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Senior Secured First Lien Net Leverage Ratio test, Total Net Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts contained in Section 6.01 or Section 6.02, any refinancings of any Indebtedness that was previously incurred) and any substantially concurrent borrowings under the Revolving Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts and any substantially concurrent borrowings under the Revolving Facility shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

ARTICLE II

The Credits

SECTION 2.01.      Term Loans and Borrowings.

(1)	Subject to the terms and conditions set forth herein:

(a)

each Tranche B-1 Term Loan Lender severally agrees to make to the Borrower Tranche B-1 Term Loans denominated in Dollars equal to such Tranche B-1 Term Loan Lender’s Tranche B-1 Term Loan Commitment on the Closing Date; and

(b)

each Tranche B-2 Term Loan Lender severally agrees to make to the Borrower Tranche B-2 Term Loans denominated in Dollars equal to such Tranche B-2 Term Loan Lender’s Tranche B-2 Term Loan Commitment on the Closing Date.

The failure of any Lender to make any Term Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Term Loans as required. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. For the avoidance of doubt, the Tranche B-1 Term Loans and the Tranche B-2 Term Loans will be secured on a pari passu basis as of the Closing Date.

(2)

Subject to Sections 2.04(7) and 2.11, each Borrowing will be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option will not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement, and such Lender will not be entitled to any amounts payable under Section 2.12 or 2.14 solely in respect of increased costs resulting from, and existing at the time of, such exercise.

(3)

Notwithstanding any other provision of this Agreement, the Borrower will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02.      Request for Borrowing.

The Borrower will deliver to the Administrative Agent a Borrowing Request not later than: (a) in the case of an ABR Borrowing, 11:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date (or such later time as the Administrative Agent may agree in its sole discretion) or (b) in the case of a Eurocurrency Borrowing, 11:00 a.m., New York City time, three Business Days prior to the anticipated Closing Date (or such later time as the Administrative Agent may agree in its sole discretion), requesting that the Lenders make Term Loans on the Closing Date. The Borrowing Request must specify:

(1)	the principal amount of Tranche B-1 Term Loans and/or Tranche B-2 Term Loans to be borrowed;

(2)	the requested date of the Borrowing (which will be a Business Day);

(3)	the Type of Tranche B-1 Term Loans and/or Tranche B-2 Term Loans to be borrowed;

(4)	in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;” and

(5)	the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified in the applicable Borrowing Request, then the Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in the applicable Borrowing Request, then the Borrower will be deemed to have selected an Interest Period of one-month’s duration. Upon receipt of such Borrowing Request, the Administrative Agent will promptly notify each Lender thereof. The proceeds of the Term Loans requested under this Section 2.02 will be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by the Borrower in the Borrowing Request.

SECTION 2.03.      Funding of Borrowings.

(1)

Each Lender will make each Tranche B-1 Term Loan and/or Tranche B-2 Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request (or as otherwise directed by the Borrower).

(2)

Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.04.      Interest Elections.

(1)

Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, will have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion will be considered a separate Borrowing; provided that the Term Loans comprising any Borrowing will be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided further that there shall not be more than ten Eurocurrency Borrowings outstanding hereunder at any time.

(2)

To make an election pursuant to this Section 2.04 following the Closing Date, the Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the effective date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of such election (provided that, to make an election to convert any Eurocurrency Borrowing to an ABR Borrowing prior to the end of the effective Interest Period of such Eurocurrency Borrowing, the Borrower must notify the Administrative Agent not later than 2:00 p.m., two Business Days before the effective date of such election). Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D and signed by the Borrower.

(3)	Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(a)

the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below will be specified for each resulting Borrowing);

(b)	the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(c)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(d)

if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(4)

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower will be deemed to have selected a Eurocurrency Borrowing having an Interest Period of one month’s duration.

(5)	Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(6)	If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then,

unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing will be automatically converted into an ABR Borrowing.

(7)	Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing.

(8)

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (b) unless repaid, each Eurocurrency Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05.       Promise to Pay; Evidence of Debt.

(1)

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.06.

(2)

Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(3)

The Administrative Agent will maintain accounts in which it will record (a) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(4)

The entries made in the accounts maintained pursuant to paragraph (2) or (3) of this Section 2.05 will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(5)

Any Lender may request that Term Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Term Loans evidenced by such Note and interest thereon will at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.06.       Repayment of Term Loans.

(1)

The Borrower will repay to the Administrative Agent for the ratable account of the applicable Lenders under each Term Facility on the last Business Day of each fiscal quarter of the Borrower, commencing with the last Business Day of the fiscal quarter of the Borrower ending on or about April 30, 2016, an aggregate principal amount equal to 0.25% of the aggregate principal amount of each Class of Term Loans outstanding on the Closing Date, which payments for each Class of Term Loans will be reduced as a result of the application of prepayments of Term Loans of such Class in accordance with the order of priority set forth in Section 2.07 or 2.08, as applicable (each such date being referred to as an “Original Term Loan Installment Date”);

(2)

(a) In the event that any Incremental Term Loans are made, the Borrower will repay Borrowings consisting of Incremental Term Loans on the dates (each an “Incremental Term Loan Installment Date”) and in the amounts set forth in the applicable Incremental Facility Amendment, (b) in the event that any Other Term Loans are made, the Borrower will repay Borrowings consisting of Other Term Loans on the dates (each an “Other Term Loan Installment Date”) and in the amounts set forth in the applicable Refinancing Amendment and (c) in the event that any Extended Term Loans are made, the Borrower will repay Borrowings consisting of Extended Term Loans on the dates (each an “Extended Term Loan Installment Date”) and in the amounts set forth in the applicable Extension Amendment; and

(3)	to the extent not previously paid, all outstanding Term Loans will be due and payable on the applicable Maturity Date;

together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 2.07.       Optional Prepayment of Term Loans. The Borrower may at any time and from time to time prepay the Tranche B-1 Term Loans, the Tranche B-2 Term Loans and/or any other Term Loans of any Class, in whole or in part, without premium or penalty (except as provided in Section 2.21 and subject to Section 2.13), in an aggregate principal amount, (1) in the case of Eurocurrency Loans, that is an integral multiple of $1.0 million and not less than $5.0 million, and (2) in the case of ABR Loans, that is an integral multiple of $1.0 million and not less than $5.0 million, or, in each case, if less, the amount outstanding. The Borrower will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such election not later than 11:00 a.m., New York City time, (a) in the case of a Eurocurrency Borrowing, three Business Days before the anticipated date of such prepayment and (b) in the case of an ABR Borrowing, one Business Day before the anticipated date of such prepayment. Each such notice of prepayment will specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. All prepayments under this Section 2.07 will be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Any such notice may be revocable or conditioned on a refinancing of all or any portion of the Term Facility. Any optional prepayments of Tranche B-1 Term Loans, Tranche B-2 Term Loans and/or other Term Loans of any Class pursuant to this Section 2.07 will be applied to the remaining scheduled amortization payments of such applicable Class of Term Loans as directed by the Borrower (or in the absence of such direction, in direct order of maturity, to the amortization payments of such applicable Class of Term Loans) and will be applied ratably to the Term Loans of such Class included in the prepaid Borrowing.

SECTION 2.08.       Mandatory Prepayment of Term Loans.

(1)

The Borrower will apply all Net Cash Proceeds received in an Asset Sale made pursuant to Section 6.05(2) (other than any ABL Priority Collateral Asset Sale) or any Sale and Lease-Back Transaction to prepay Term Loans within ten Business Days following receipt of such Net Cash Proceeds, unless the Borrower has delivered a Reinvestment Notice on or prior to such tenth Business Day; provided that:

(a)	if any Event of Default has occurred and is continuing, on or prior to the tenth Business Day following receipt thereof, such Net Cash Proceeds will be deposited in an Asset Sale Proceeds Account;

(b)

subject to the other provisions of this Section 2.08(1), on each Reinvestment Prepayment Date the Borrower will apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Term Loans (together with accrued interest thereon); and

(c)

if at the time that any such prepayment would be required, the Borrower is required to, or to offer to, repurchase, redeem, repay or prepay Indebtedness secured on a pari passu basis with the Term Loans (any such Indebtedness, “Other First Lien Indebtedness”), then the Borrower may apply such Net Cash Proceeds to redeem, repurchase, repay or prepay all Classes of Term Loans and Other First Lien Indebtedness on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other First Lien Indebtedness at such time);

provided, further, that the portion of such Net Cash Proceeds allocated to the Other First Lien Indebtedness will not exceed the amount of such Net Cash Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds will be allocated to the prepayment of the Term Loans (in accordance with the terms hereof) and to the repurchase or repayment of Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this clause (1) will be reduced accordingly; provided further, that to the extent the holders of Other First Lien Indebtedness decline to have such Indebtedness repurchased, redeemed, repaid or prepaid with such Net Cash Proceeds, the declined amount of such Net Cash Proceeds will promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such Other First Lien Indebtedness was not then outstanding).

(2)

Commencing with the fiscal year ending on or around January 30, 2017, not later than 90 days after the end of each Excess Cash Flow Period, the Borrower will calculate Excess Cash Flow for such Excess Cash Flow Period and will apply the following amount to the prepayment of Term Loans:

(a)	the Required Percentage of such Excess Cash Flow; minus

(b)	the amount of any voluntary prepayments during such Excess Cash Flow Period or on or prior to the 90th day after the end of such Excess Cash Flow Period of:

(i)	Term Loans (including Incremental Term Loans, Other Term Loans and Extended Term Loans);

(ii)	loans under the ABL Credit Agreement (to the extent accompanied by a corresponding reduction in the commitments);

(iii)	Other First Lien Indebtedness (and, in the case of any revolving indebtedness, to the extent accompanied by a corresponding reduction in the commitments); or

(iv)

Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness (or Permitted Refinancing Indebtedness described in this clause (iv)), in each case that is secured on a pari passu basis with the Term Loans (and, in the case of any revolving indebtedness, to the extent accompanied by a corresponding reduction in the commitments);

in each case, to the extent not financed with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests or Asset Sales; provided that any such voluntary prepayment that is made on or prior to the 90th day after the end of such Excess Cash Flow Period will not reduce Excess Cash Flow for the next succeeding Excess Cash Flow Period pursuant to this clause (b).

Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(1), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(3)

The Borrower will apply 100% of the net cash proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness that is not Excluded Indebtedness to the prepayment of Term Loans, on or prior to the date which is five Business Days after the receipt of such net cash proceeds.

(4)

Notwithstanding anything in this Section 2.08 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) at least two Business Days prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.08 (other than clause (3) of this Section 2.08), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined will be retained by the Borrower and applied for any permitted purpose hereunder. Such prepayments will be applied on a pro rata basis to the then outstanding

Term Loans of all Classes being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.08(4), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment will be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13.

(5)

The Borrower will deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.08, (a) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (b) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Prepayment of the Term Loans pursuant to this Section 2.08 will be made without premium or penalty, accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and applied as directed by the Borrower or, absent such direction, to reduce scheduled amortization payments of Term Loans under Section 2.06(1) in direct order of maturity; provided that any prepayment of Incremental Term Loans, Other Term Loans or Extended Term Loans will be applied in the order specified in the applicable Permitted Amendment. No payments under Section 2.13 will be required in connection with a prepayment of Term Loans pursuant to this Section 2.08. In the event of any prepayment of Term Loans pursuant to this Section 2.08 at a time when Term Loans of more than one Class remain outstanding, the aggregate amount of such prepayment will be allocated between each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such Class (except as otherwise provided in the applicable Permitted Amendment, in each case with respect to the applicable Class of Term Loans).

(6)	Notwithstanding any provisions of this Section 2.08 to the contrary,

(a)

to the extent that any or all of the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 is prohibited or delayed by (i) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the applicable Restricted Subsidiaries) or (ii) material organizational document restrictions as a result of minority ownership, in each case from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrower or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation to the United States. Once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or restriction, such repatriation will be effected promptly and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein; provided that the Borrower hereby agrees, and will cause any applicable Subsidiary, to promptly take all commercially reasonable actions required by applicable local law to permit any such repatriation; or

(b)

to the extent that a Responsible Officer of the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 would have an adverse tax cost consequence, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrower or the applicable Subsidiary without being repatriated; provided that, in the case of this subclause (b), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.08 (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds to be applied to a prepayment):

(i)

the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been repatriated, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated; or

(ii)

such Net Cash Proceeds or Excess Cash Flow are applied towards the permanent extinguishment (including, in the case of a revolving facility, a permanent reduction of commitments only) of Indebtedness of any Subsidiary.

For purposes of this Section 2.08(6), references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

SECTION 2.09.       Fees.

(1)

The Borrower agrees to pay to the Administrative Agent, for its own account, the “Term Administrative Fee” set forth in the Fee Letter at the times and on the terms specified therein (the “Administrative Agent Fees”).

(2)

All Fees will be paid on the dates due and payable, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees will be refundable under any circumstances.

SECTION 2.10.       Interest.

(1)	The Term Loans comprising each ABR Borrowing will bear interest at the ABR plus the Applicable Margin.

(2)	The Term Loans comprising each Eurocurrency Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)

Following the occurrence and during the continuation of a Specified Event of Default, the Borrower will pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.10.

(4)

Accrued interest on each Term Loan will be payable in arrears (i) on each Interest Payment Date for such Term Loan and (ii) on the applicable Maturity Date; provided that (A) interest accrued pursuant to paragraph (3) of this Section 2.10 will be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan will be payable on the effective date of such conversion.

(5)

All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate, will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

SECTION 2.11.       Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(1)

the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(2)

the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrower and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (b) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing will be made as an ABR Borrowing.

SECTION 2.12.       Increased Costs.

(1)	If any Change in Law:

(a)

imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(b)	imposes on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(c)

subjects any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (2) through (4) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)

If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(3)

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.12 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(4)

Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender will notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above will be extended to include the period of retroactive effect thereof.

SECTION 2.13.       Break Funding Payments. Except as otherwise set forth herein, the Borrower will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)	the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)	the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto;

(3)	the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto; or

(4)	the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16.

Such loss, cost or expense to any Lender will be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Term Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Term Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the London interbank market.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.14.       Taxes.

(1)

Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Taxes are required to be deducted under any applicable law from such payments (as determined in the good faith discretion of the Loan Party or the applicable withholding agent), then (a) such Loan Party will make such deductions; (b) such Loan Party will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (c) if such Tax is an Indemnified Tax, the sum payable by the Loan Party will be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made.

(2)	In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)

The Loan Parties will indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(4)

As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the

Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(5)(b), 2.14(5)(c) and 2.14(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)

Without limiting the effect of Section 2.14(5)(a) above, each Lender that is a U.S. Person will deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax

(c)

Without limiting the effect of Section 2.14(5)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:

(i)

duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit F to the effect that such Foreign Lender is not:

(x)	a “bank” within the meaning of Section 881(c)(3)(A) of the Code;

(y)	a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code; or

(z)	a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and

(B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);

(iv)

duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) as may be required; or

(v)

any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(6)

If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7)

If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.14, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.14(7) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.14(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)

Each party’s obligations under this Section 2.14 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)	For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15.      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)

Unless otherwise specified, (a) the Borrower will make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2)

Except as otherwise provided in this Agreement, if (a) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder or (b) at any time an Event of Default shall have occurred and be continuing and the Administrative Agent will receive proceeds of Term Priority Collateral in connection with the exercise of remedies, such funds will be applied in accordance with Section 5.02 of the Collateral Agreement (subject to the application of proceeds provisions contained in the Intercreditor Agreement).

(3)

Except as otherwise provided in this Agreement, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Class of Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Class of Term Loans than the proportion received by any other Lender in such Class, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Term Loans of such Class of other Lenders in such Class to the extent necessary so that the benefit of all such payments will be shared by the Lenders in such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of such Class; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (3) will not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(4)

Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(5)	If any Lender fails to make any payment required to be made by it pursuant to Section 2.03(1) or 2.15(3), then the Administrative Agent may, in its discretion

(notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under Section 2.03(1) or 2.15(3), as applicable, until all such unsatisfied obligations are fully paid.

SECTION 2.16.      Mitigation Obligations; Replacement of Lenders.

(1)

If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender will use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)

If any Lender requests compensation under Section 2.12 or is a Defaulting Lender, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that will assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of clause (b) above, the Borrower has received the prior written consent of the Administrative Agent, which consent will not unreasonably be withheld, if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such assignee, (ii) such Lender has received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter. Nothing in this Section 2.16 will be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(3)

If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 10.08, requires the consent of such Lender and with respect to which the

Required Lenders have granted their consent, then the Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Assignee; provided that (i) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.12, 2.13, 2.14 or 2.21) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (ii) in the case of clause (b) above, the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, in the case of clause (b) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment.

SECTION 2.17.      Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

SECTION 2.18.      Incremental Facilities.

(1)

Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, increase the aggregate principal amount of any outstanding Class of Term Loans or add one or more additional Classes of term loans under the Loan Documents (the “Incremental Term Loans;” each such increase or tranche, an “Incremental Facility”).

(2)

Ranking. Incremental Term Loans may, at the discretion of the Borrower, be secured or unsecured. If Incremental Term Loans are secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Incremental Term Loans, will become party or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement. Any Incremental Facility that is unsecured or secured on a junior basis to the Term Loans shall be documented pursuant to a separate facility agreement subject to the terms of this Section 2.18.

(3)

Size. The principal amount of Incremental Facilities incurred pursuant to this Section 2.18 and Incremental Equivalent Term Debt incurred pursuant to Section 6.01(1) will not exceed, in the aggregate, an amount equal to $300.0 million (the “Non-Ratio Based Incremental Facility Cap”); provided that the Borrower may incur additional Incremental Facilities and Incremental Equivalent Term Debt without regard to the Non- Ratio Based Incremental Facility Cap so long as (a) with respect to any such Incremental Facility or Incremental Equivalent Term Debt to be secured on a pari passu basis with the Term Loans, the Senior Secured First Lien Net Leverage Ratio (determined on the date on which the applicable Incremental Facilities or Incremental Equivalent Term Debt is incurred (and after giving effect to such incurrence) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Facility or Incremental Equivalent Term Debt) is equal to or less than 4.50 to 1.00; and (b) with respect to any such Incremental Facility or Incremental Equivalent Term Debt to be secured on a junior basis to the Term Loans, subordinated in right of payment to the Term Loans or unsecured and pari passu in right of payment with the Term Loans, the Total Net Leverage Ratio (determined on the date on which the applicable Incremental Facilities or Incremental Equivalent Term Debt is incurred (and after giving effect to such incurrence) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Facility or Incremental Equivalent Term Debt) is equal to or less than the lesser of (i) Closing Date Total Net Leverage Ratio and (ii) 6.00 to 1.00 (collectively, the “Available Incremental Term Loan Facility Amount”).

If the Borrower incurs indebtedness under the Non-Ratio Based Incremental Facility Cap on the same date that it incurs indebtedness under the Available Incremental Term Loan Facility Amount, then the Senior Secured First Lien Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, with respect to the amounts incurred under the Available Incremental Term Loan Facility Amount will be calculated without including any incurrence under the Non-Ratio Based Incremental Facility Cap. Unless the Borrower elects otherwise, each Incremental Facility shall be deemed incurred first under the Available Incremental Term Loan Facility Amount to the extent permitted, with the balance incurred under the Non-Ratio Based Incremental Facility Cap.

Each tranche of Incremental Term Loans will be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $15.0 million (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than the applicable minimum amount or integral multiple amount if such amount represents all the remaining availability under the Available Incremental Term Loan Facility Amount.

(4)

Incremental Lenders. Incremental Term Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide Incremental Term Loans) or any Additional Lender; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s providing such Incremental Term Loans if such consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Additional Lender.

(5)

Incremental Facility Amendments. Each Incremental Facility that is secured on a pari passu basis with the Obligations hereunder will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender or Additional Lender providing such Incremental Facility (the “Incremental Lenders”) and the Administrative Agent. Each Incremental Facility that is unsecured or secured on a junior lien basis shall be documented outside of this Credit Agreement and, if secured on a junior lien basis, shall be subject to the Intercreditor Agreement. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby.

(6)	Conditions. The availability of Incremental Term Loans will be subject solely to the following conditions:

(a)

no Default or Event of Default shall have occurred and be continuing on the date such Incremental Term Loans are incurred or would exist immediately after giving effect thereto; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Incremental Facility is incurred (or commitments in respect thereof are provided), no Specified Event of Default shall have occurred and be continuing or would exist immediately after giving effect thereto;

(b)

the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date of incurrence of such Incremental Facility (or the date on which commitments in respect thereof are provided), the only representations and warranties that will be required to be true and correct in all material respects shall be the Specified Representations; and

(c)	such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Term Loans, unless such other conditions are waived by such Incremental Lenders.

(7)

Terms. Each notice delivered pursuant to this Section 2.18 will set forth the amount and proposed terms of the relevant Incremental Term Loans. The terms of each tranche of Incremental Term Loans will be as agreed between the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that:

(a)	the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Term Loans;

(b)	the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans;

(c)

such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Term Loans; and

(d)

subject to clauses (a) and (b) above, the amortization schedules applicable to such Incremental Term Loans will be as determined by the Borrower and the Incremental Lenders providing such Incremental Term Loans.

(8)	Pricing.

(a)

Subject to clause (b) below, (i) the interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by a Responsible Officer of the Borrower and the Incremental Lenders providing such Incremental Term Loans and (ii) the coupon, fees and original issue discount for (x) any Incremental Equivalent Term Debt that is secured on a pari passu basis with the Term Loans or (y) any other Indebtedness that is secured by a Lien on a pari passu basis with the Term Loans pursuant to Section 6.02(31) (“Pari Passu Liens Indebtedness”) will be as determined by a Responsible Officer of the Borrower and the providers of such pari passu Incremental Equivalent Term Debt or other Pari Passu Liens Indebtedness;

(b)

If the yield (as determined below) on any such Incremental Term Loans, Incremental Equivalent Term Debt or Pari Passu Liens Indebtedness, in each case, incurred on a pari passu basis with the Term Loans (such yield, the “Incremental Yield”) exceeds the yield (as determined below) on any Class of Term Loans incurred on the Closing Date by more than 50 basis points, then the interest margins for the applicable Class of Term Loans incurred on the Closing Date will automatically be increased to a level such that the yield on such Class of Term Loans incurred on the Closing Date will be 50 basis points below the Incremental Yield on such Incremental Term Loans, Incremental Equivalent Term Debt or Pari Passu Liens Indebtedness, in each case, incurred on a pari passu basis with the Term Loans. Any increase in yield on any Class of Term Loans incurred on the Closing Date required pursuant to this Section 2.18(8) and resulting from the application of an Adjusted LIBO Rate or ABR “floor” on any Incremental Term Loans, Incremental Equivalent Term Debt or Pari Passu Lien Indebtedness will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of any Class of Term Loans incurred on the Closing Date. In determining whether the Incremental Yield on Incremental Term Loans, Incremental Equivalent Term Debt or Pari Passu Liens Indebtedness, in each case, incurred on a pari passu basis with the Term Loans exceeds the yield on any Term Loans incurred on the Closing Date by more than 50 basis points, (A) such determination will take into account interest margins (and any coupon payable, if applicable), minimum Adjusted LIBO Rate, minimum ABR, upfront fees and original issue discount on the applicable Term Loans or such other Indebtedness, with upfront fees and original issue discount being equated to interest margins or coupon based on an assumed four-year life to maturity, but will exclude any arrangement, syndication, structuring, commitment, placement, underwriting, or other fees payable in connection therewith that is not customarily shared among the applicable lenders or holders of such Indebtedness on a pro rata basis and (B) (x) with respect to the any Tranche B-1 Term Loans incurred on the Closing Date, to the extent the LIBO Rate on the closing date of the Incremental Facility is less than any LIBO Rate floor then applicable to the Tranche B-1 Term Loans, the amount of such difference shall be deemed added to the applicable rate for such Tranche B-1 Term Loans solely for the purposes of determining whether an increase in the interest margins for such Tranche B-1 Term Loans shall be required and (y) with respect to any Incremental Term Loans, Incremental Equivalent Term Debt or Pari Passu Lien Indebtedness (in each case if such Incremental Equivalent Term Debt or Pari Passu Lien Indebtedness is determined on a floating rate basis by reference to the LIBO Rate or any equivalent definition thereof), to the extent that the LIBO Rate or any equivalent definition thereof on the closing date of the Incremental Facility is less than any interest rate floor, if any, applicable to the Incremental Term Loans, the amount of such difference shall be deemed added to the applicable rate for such Incremental Term Loans solely for the purposes of determining the Incremental Yield; provided, that for purposes of calculating the LIBO Rate or any such equivalent definition for this clause (B), such rate shall be for the same interest period, which shall be determined by the Borrower from the interest periods available to it under this Agreement and such Indebtedness respectively. In addition to the foregoing, for purposes of calculating the Incremental Yield for any Incremental Equivalent Term Debt or Pari Passu Lien Indebtedness that constitutes fixed-rate Indebtedness, the fixed rate coupon of such Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis, and the Incremental Yield of such fixed-rate Indebtedness on a floating rate basis shall be reasonably determined in a customary manner by the Administrative Agent based on customary financial methodology in consultation with the Borrower (or, if the Administrative Agent declines (or is unable) to determine such Incremental Yield or the appropriate floating rate swap on a matched maturity basis, as reasonably determined in a customary manner based on customary financial methodology by a financial institution reasonably acceptable to the Administrative Agent and the Borrower).

SECTION 2.19.      Other Term Loans.

(1)

Other Term Loans. Credit Agreement Refinancing Indebtedness may, at the election of the Borrower, take the form of new Term Loans under an additional Term Facility hereunder (“Other Term Loans”) pursuant to a Refinancing Amendment.

(2)

Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 4.01 as may be requested by the providers of Other Term Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Other Term Loans).

(3)

Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing Other Term Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. This Section 2.19 supersedes any provisions in Section 10.08 to the contrary.

(4)

Providers of Other Term Loans. Any Lender approached to provide all or a portion of Other Term Loans may elect or decline, in its sole discretion, to provide such Other Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide Other Term Loans). The consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) will be required in respect of any Person providing Other Term Loans if such consent would be required under Section 10.04 for an assignment of Term Loans to such Person.

SECTION 2.20.      Extensions of Term Loans.

(1)

Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date, the Borrower may extend the Maturity Date of Term Loans and otherwise modify the terms of Term Loans pursuant to the terms set forth in the relevant Extension Offer (each, an “Extension,” and each group of Term Loans so extended, as well as the original Term Loans not so extended, being a “tranche”). Each Extension Offer will specify the minimum amount of Term Loans with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $125.0 million (or (a) if less, the aggregate principal amount of such Term Loans or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and will be made on a pro rata basis to all Lenders of Term Loans with a like Maturity Date. If the aggregate outstanding principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans offered to be extended pursuant to an Extension Offer, then the Term Loans of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. Each Lender accepting an Extension Offer is referred to herein as an “Extending Term Lender,” and the Term Loans held by such Lender accepting an Extension Offer is referred to herein as “Extended Term Loans.”

(2)

Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches in respect of Term Loans extended pursuant to an Extension Offer and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches. This Section 2.20 supersedes any provisions in Section 10.08 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(3)

Terms of Extension Offers and Extension Amendments. The terms of any Extended Term Loans will be set forth in an Extension Offer and as agreed between the Borrower and the Extended Term Lenders accepting such Extension Offer; provided that:

(a)	the final maturity date of such Extended Term Loans will be no earlier than the Latest Maturity Date of the Term Loans subject to such Extension Offer;

(b)	the Weighted Average Life to Maturity of such Extended Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(c)

such Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans;

(d)	such Extended Term Loans are not secured by any assets or property that does not constitute Collateral;

(e)	such Extended Term Loans are not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party; and

(f)

except as to pricing terms (interest rate, fees, funding discounts and prepayment premiums) and maturity, the terms and conditions of such Extended Term Loans are substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Term Loans subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower.

Any Extended Term Loans will constitute a separate tranche of Term Loans from the Term Loans held by Lenders that did not accept the applicable Extension Offer.

(4)

Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or condition), the Borrower and the applicable Extending Term Lender. The transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.08 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20 will not apply to any of the transactions effected pursuant to this Section 2.20.

SECTION 2.21.      Repricing Event. In the event that, prior to the twelve month anniversary of the Closing Date, the Borrower refinances or makes any prepayment of, or amends the terms of, any Class of Term Loans in connection with any Repricing Event (or causes any Class of Term Loans to be mandatorily assigned pursuant to the terms of Sections 2.16(3) or 10.04(7) hereof, in each case, in connection with a Repricing Event), the Borrower will pay to the Administrative Agent, for the ratable account of each applicable Lender, a payment of 1.00% of the aggregate principal amount of any such Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be.

ARTICLE III

Representations and Warranties

Each of Merger Sub, the Company and the Restricted Subsidiaries represents and warrants to each Agent and to each of the Lenders, with respect to Borrowings made on the Closing Date, that on the Closing Date immediately prior to consummation of the Merger, the Specified Merger Agreement Representations and the Specified Representations are true and correct in all material respects.

With respect to any Borrowing made after the Closing Date pursuant to Section 2.18, to the extent required by Section 2.18(6), the Borrower, with respect to itself and each of the Restricted Subsidiaries, and Holdings, solely with respect to Sections 3.01, 3.02, 3.03, 3.04 and 3.19, will represent and warrant to each Agent and to each of the Lenders that:

SECTION 3.01.      Organization; Powers. Each of Holdings, the Borrower and each Restricted Subsidiary:

(1)

is a partnership, limited liability company, corporation, or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization);

(2)	has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)	is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)

has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02.      Authorization. The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions:

(1)	have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(2)	will not:

(a)	violate:

(i)

any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(ii)	any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(iii)

any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(b)

be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(c)	result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clauses (a) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03.      Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:

(1)	the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(2)	general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(3)	implied covenants of good faith and fair dealing; and

(4)	any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 3.04.      Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)	the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions;

(2)	filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions;

(3)	filings which may be required under Environmental Laws;

(4)	filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(5)	such as have been made or obtained and are in full force and effect;

(6)	such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(7)	filings or other actions listed on Schedule 3.04.

SECTION 3.05.      Title to Properties; Possession Under Leases.

(1)

Each of the Borrower and the Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest, easement or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)

Neither the Borrower nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower’s and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.05(2), on the Closing Date the Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06.      Subsidiaries.

(1)

Schedule 3.06(1) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

(2)

As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned or held by Holdings, the Borrower or any Restricted Subsidiary.

SECTION 3.07.      Litigation; Compliance with Laws.

(1)

There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.13), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)

To the knowledge of the Borrower, none of the Borrower, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.13) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.      Federal Reserve Regulations.

(1)

None of Holdings, the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)

No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

SECTION 3.09.      Investment Company Act. None of Holdings, the Borrower or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10.      Use of Proceeds. The Borrower shall use the proceeds of the Term Loans made on the Closing Date to finance a portion of the Transactions.

SECTION 3.11.      Tax Returns. Except as set forth on Schedule 3.11:

(1)

Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2)

Each of Holdings, the Borrower and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extension) on the returns referred to in clause (1) of this Section 3.11 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.12.      No Material Misstatements.

(1)	All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning

Holdings, the Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)

The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)	the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)	the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower, the Company and/or the Sponsors;

(c)	no assurance can be given that any particular Projections will be realized; and

(d)	actual results may differ and such differences may be material.

SECTION 3.13.      Environmental Matters. Except as set forth on Schedule 3.13 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)

the Borrower and each of the Restricted Subsidiaries are in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(2)

neither the Borrower nor any Restricted Subsidiary has received notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(3)

to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Borrower or any Restricted Subsidiary in violation of Environmental Laws and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any Restricted Subsidiary and transported to or Released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to the Borrower or any Restricted Subsidiaries; and

(4)

there are no agreements in which the Borrower or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

SECTION 3.14.      Security Documents.

(1)

The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule III to the Collateral Agreement, a short form grant of security interest in intellectual property (in substantially the form of Exhibit B to the Collateral Agreement (for trademarks), Exhibit C to the Collateral Agreement (for patents) or Exhibit D to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Collateral Agreement is delivered to the Collateral Agent, the Liens on the Collateral granted pursuant to the Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens).

(2)

When financing statements in appropriate form are filed in the offices specified on Schedule III to the Collateral Agreement and the Collateral Agreement or a summary thereof or a short form grant of security interest in intellectual property (in substantially the form of Exhibit B to the Collateral Agreement (for trademarks), Exhibit C to the Collateral Agreement (for patents) or Exhibit D to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the Collateral granted pursuant to the Collateral Agreement shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the domestic intellectual property, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(3)

Notwithstanding anything herein (including this Section 3.14) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.15.      Location of Real Property and Leased Premises.

(1)

Schedule 3.15(1) correctly identifies, in all material respects, as of the Closing Date, all material Real Property owned in fee by the Loan Parties (“Owned Material Real Property”). As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.15(1).

(2)

Schedule 3.15(2) lists correctly in all material respects, as of the Closing Date, all material Real Property leased by any Loan Party (“Leased Material Real Property”) and the addresses thereof. As of the Closing Date, the Loan Parties have in all material respects valid leases in all material Real Property set forth as being leased by them on Schedule 3.15(2).

SECTION 3.16.      Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Term Loans hereunder, and after giving effect to the application of the proceeds of the Term Loans:

(1)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

(2)

the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

(3)	the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

(4)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 3.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.17.      No Material Adverse Effect. Since January 31, 2015, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18.      Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or any Restricted Subsidiary as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 3.19.      USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism.

(1)	To the extent applicable, each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(2)

No part of the proceeds of the Term Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries, directly or, to the knowledge of Holdings, the Borrower or any of their respective Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”).

(3)	None of Holdings, the Borrower or any Restricted Subsidiary is any of the following:

(a)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b)	a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)	a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(d)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)

a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Term Loans will be, directly or, to the knowledge of Holdings, the Borrower or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Restricted Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

SECTION 3.20.      Intellectual Property; Licenses, Etc. Except as set forth on Schedule 3.20:

(1)

except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person;

(2)

except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries nor any Intellectual Property Rights, product, process, method, substance, part or other material now employed, sold or offered by the Borrower or the Restricted Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person; and

(3)	no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

SECTION 3.21.      Employee Benefit Plans. The Borrower and each of its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.22.      Regulation H. No Mortgage encumbers improved Real Property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

ARTICLE IV

Conditions of Lending

SECTION 4.01.      Conditions Precedent. The agreement of each Lender to make Term Loans on the Closing Date is subject solely to the satisfaction or waiver by the Administrative Agent, prior to or concurrently with the making of the Term Loans on the Closing Date, of the following conditions precedent:

(1)

Loan Documents. The Administrative Agent shall have received this Agreement, the Collateral Agreement, the Intercreditor Agreement and each other Loan Document, in each case, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of each of the Loan Parties party thereto.

(2)	Borrowing Request. On or prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request.

(3)

Acquisition Transactions. Merger Sub shall have confirmed to the Administrative Agent that the following transactions have been consummated or will be consummated substantially concurrently with the making of the Term Loans on the Closing Date:

(a)	the Merger;

(b)	the Equity Contribution; and

(c)

the Closing Date Refinancing and evidence that arrangements satisfactory to the Administrative Agent shall have been made for the termination and release of guarantees, Liens and security interests granted in connection therewith in a form reasonably satisfactory to the Administrative Agent.

(4)

Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter, if any, ended after August 1, 2015 (other than the fourth fiscal quarter of the Company) and at least 45 days prior to the Closing Date and setting forth, with respect to statements of income and cash flows, comparative figures for the related period in the prior fiscal year, (b) audited consolidated balance sheets and related statements of income and cash flows of the Company, in each case, for the three fiscal years most recently ended at least 90 days before the Closing Date, and (c) a pro forma consolidated balance sheet and income statement of the Borrower as of October 31, 2015 and for the four-quarter period then ended, in each case, prepared on a pro forma basis giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

(5)

Fees. Payment of all fees (a) required to be paid pursuant to the Fee Letter and (b) reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced in reasonable detail at least five Business Days prior to the Closing Date.

(6)	Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit B.

(7)	Closing Date Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of the Loan Parties dated the Closing Date and certifying:

(a)

that attached thereto is a true and complete copy of the charter or other similar organizational document of such Loan Party, and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized;

(b)

that attached thereto is a true and complete copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized, dated reasonably near the Closing Date, listing the charter or other similar organizational document of such Person and each amendment thereto on file in such office and, if available, certifying that (i) such amendments are the only amendments to such Person’s charter on file in such office, (ii) such Person has paid all franchise taxes to the date of such certificate and (iii) such Person is duly organized and in good standing under the laws of such jurisdiction;

(c)

that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(d)

as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents specified in Section 4.01(1) (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(7)); and

(e)	that on the Closing Date following consummation of the Equity Contribution the Sponsors will control Merger Sub.

(8)	Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Gibson, Dunn & Crutcher LLP, special New York and California counsel to the Loan Parties.

(9)

Pledged Equity Interests; Pledged Notes. Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of, to the extent obtained by Merger Sub from the Company on or prior to the Closing Date, each Subsidiary Loan Party, in each case to the extent such Equity Interests are included in the Collateral and required to be pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(10)

Lien Searches. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower, together with, if requested by the Administrative Agent at least 21 days prior to the Closing Date, the results of a search of Uniform Commercial Code filings made with respect to the Loan Parties (for purposes of this clause (10), giving effect to the Transactions) in the applicable jurisdiction of organization of each Loan Party and copies of the financing statements (or similar documents) disclosed by such search.

(11)

No Material Adverse Effect. Since the date of the Merger Agreement, there shall not have occurred any facts, events, changes, developments or effects which, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect (as defined in the Merger Agreement).

(12)

Know Your Customer and Other Required Information. All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least ten calendar days prior to the Purchase Date, will be provided not later than the date that is three Business Days prior to the Purchase Date.

(13)

Representations and Warranties. Subject to the Certain Funds Provisions, the Specified Merger Agreement Representations and Specified Representations will be true and correct in all material respects; provided that the failure of a Specified Merger Agreement Representation to be true and correct will not result in a failure of a condition precedent under this Article IV unless such failure gives Merger Sub the right to terminate the Merger Agreement pursuant to its terms (after giving effect to any applicable notice and cure provisions).

There are no conditions, implied or otherwise, to the making of Term Loans on the Closing Date other than as set forth in the preceding clauses (1) through (13) and upon satisfaction or waiver by the Administrative Agent of such conditions the Term Loans will be made by the Lenders.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, the Borrower will, and will cause its Restricted Subsidiaries, to, and will cause Holdings (solely with respect to Sections 5.01, 5.03, 5.06, 5.07 and 5.10), to:

SECTION 5.01.      Existence; Businesses and Properties.

(1)	Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)	in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)	in connection with a transaction permitted under Section 6.05.

(2)

(a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)	as expressly permitted by this Agreement;

(ii)	such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)	where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.      Insurance.

(1)

Maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. The Borrower will furnish to the Administrative Agent or Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained. Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to maintain flood insurance other than with respect to any Owned Material Real Property required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because such Owned Material Real Property is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area.”

(2)

Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

SECTION 5.03.      Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04.      Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)

within 120 days following the end of the fiscal year ending on the earlier of (a) on or about January 30, 2016 or (b) the fiscal year ended after the Closing Date, and within 90 days following the end of each fiscal year thereafter, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, starting with the following fiscal year, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)

within 60 days following the end of the fiscal quarters ending on or about April 30, 2016 and on or about July 31, 2016, and, thereafter, within 45 days following the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3)	concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of the Company:

(a)	certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)	setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Borrower has used the Available Amount for any purpose during such fiscal period;

(c)

certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary;”

(d)

setting forth, in reasonable detail, the calculation of the Senior Secured First Lien Net Leverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of such fiscal year or such fiscal quarter, as applicable; and

(e)	certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(4)

promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable;

(5)

within 120 days following the end of the fiscal year ending on or about January 30, 2017, and within 90 days following the end of each full fiscal year ended thereafter, a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(6)

upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10;

(7)

promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(8)

promptly upon request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of Holdings (or any other Parent Entity) or (2) the Borrower’s or Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2) (a) to the extent such information relates to Holdings (or a Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) (it being understood and agreed that if, in compliance with this paragraph, (x) the Borrower provides audited financial statements of Holdings (or any other Parent Entity) and related report and opinion of accountants with respect thereto in lieu of information required to be provided under Section 5.04(1), no such audited financial information, opinion or report shall be required with respect to the Borrower, (y) the Borrower provides unaudited financial statements of Holdings (or any other Parent Entity) in lieu of information required to be provided under Section 5.04(2), no such unaudited financial information shall be required with respect to the Borrower and (z) the Borrower provides a Budget of Holdings and accompanying statement (or any other Parent Entity) in lieu of information required to be provided under Section 5.04(5), no such Budget shall be required with respect to the Borrower; provided that for the avoidance of doubt, with respect to the foregoing clauses (x), (y) and (z) (i) to the extent such information relates to Holdings (or a Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance). The obligations in clauses (1) and (2) of this

Section 5.04 may be satisfied by delivery of financial information of the Borrower and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

SECTION 5.05.      Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(1)	any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)

the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3)	the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.      Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.      Maintaining Records; Access to Properties and Inspections. Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than two times during any calendar year unless an Event of Default is continuing and only one such time will be at the Borrower’s expense; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07 and 5.12) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement, (3) is subject to attorney-client or similar privilege or constitutes attorney work product or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

SECTION 5.08.      Use of Proceeds. Use the proceeds of the Term Loans made on the Closing Date to finance, in part, the Transactions.

SECTION 5.09.      Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10.      Further Assurances; Additional Security.

(1)

If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, within five Business Days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable, notify the Collateral Agent thereof and, within 20 Business Days after the date such Restricted Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower will or will cause such Restricted Subsidiary to:

(i)	deliver a joinder to the Collateral Agreement, substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;

(ii)

to the extent required by and subject to the exceptions set forth in the Collateral Agreement, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(iii)

to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(iv)

except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)

If any Loan Party (a) acquires fee simple title in Real Property after the Closing Date or (b) enters a joinder pursuant to Section 5.10(1)(i) hereof and owns fee simple title in Real Property, then, in each case, within 60 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or entry of a joinder (as applicable):

(a)	notify the Collateral Agent thereof of such acquired or owned Real Property (as applicable);

(b)

cause any such acquired or owned Real Property (as applicable) that has a fair market value (as determined in good faith by a Responsible Officer of the Borrower) of $7.5 million or more to be subjected to a Mortgage securing the Obligations unless such Real Property shall be subject to a Sale and Lease-Back Transaction permitted by Section 6.03 hereunder;

(c)

(A) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance reasonably satisfactory to Collateral Agent, with endorsements (including zoning endorsements where available) and in an amount not less than 125% of the fair market value of each Mortgaged Property that is owned in fee insuring the fee simple title to each of the fee owned Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property encumbered thereby, each of which title policy (“Title Policy”) (1) shall include all endorsements reasonably requested by the Collateral Agent and available in the related jurisdiction and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; (B) evidence reasonably satisfactory to the Collateral Agent that the applicable Loan Party has (1) delivered to the title company (the “Title Company”) all certificates and affidavits reasonably required by the Title Company in connection with the issuance of the applicable Title Policy and (2) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; and (C) a title report issued by the Title Company with respect thereto, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent. (the “Mortgage Policies”);

(d)

obtain (i) American Land Title Association/American Congress on Surveying and Mapping surveys, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent or (ii) previously obtained ALTA surveys and affidavits of “no-change” with respect to each such survey, such surveys and affidavits to be sufficient to issue Title Policies to the Administrative Agent providing all reasonably required survey coverage and survey endorsements;

(e)

The Collateral Agent shall have received from each applicable Loan Party: (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (1) be addressed to the Collateral Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein, and (3) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgement of receipt of written notification from the Collateral Agent (1) as to the existence of each such Mortgaged Property, and (2) as to whether the community in which each such Mortgaged Property is located is participating in the Flood Program; and (D) if any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors;

(f)

provide evidence of insurance (including all insurance required to comply with applicable flood insurance laws) naming the Collateral Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably satisfactory to the Collateral Agent, including the insurance required by the terms of any mortgage or deed of trust;

(g)

for each Mortgage delivered pursuant to clause (b), obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such acquired Real Properties owned in fee simple are located; and

(h)

take, or cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, in each case, at the expense of the Loan Parties, subject to paragraph (5) of this Section 5.10.

(3)	Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a)	corporate or organization name;

(b)	organizational structure;

(c)	location (determined as provided in UCC Section 9-307); or

(d)	organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number;

(e)	except, in the case of each of the foregoing clauses (a) through (c), in connection with the LLC Conversion.

The Borrower will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4)

Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5)	Notwithstanding anything to the contrary,

(a)

the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the Collateral Agreement;

(b)

neither the Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent; and

(c)

no actions will be required outside of the United States in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required.

SECTION 5.11.      Credit Ratings. Use commercially reasonable efforts to maintain at all times (a) a credit rating by each of S&P and Moody’s in respect of the Term Facility and (b) a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower, in each case with no requirement to maintain any specific minimum rating.

SECTION 5.12.      Lender Calls. Participate in annual and quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such time as may be agreed to by the Borrower and the Administrative Agent, but in any event not later than on or prior to the date that is 10 Business Days following the date after which the applicable Required Financial Statements are to be delivered pursuant to Section 5.04(1) and 5.04(2), with a Financial Officer of the Borrower, such other members of senior management of the Borrower as the Borrower deems appropriate, the Lenders and the Lenders’ respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any fiscal quarter (in total with respect to this Agreement and the ABL Credit Agreement); provided, further, that the requirements set forth in this Section 5.12 may be satisfied with a public earnings calls for the applicable period.

SECTION 5.13.      Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.13 hereof on or before the dates specified with respect to such items on Schedule 5.13 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the ABL Priority Collateral, in the sole discretion of the administrative agent under the ABL Credit Agreement). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.13 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management

Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, it will not and will not permit any of its Restricted Subsidiaries to:

SECTION 6.01.      Indebtedness. Issue, incur or assume any Indebtedness; provided that the Borrower and the Restricted Subsidiaries may issue, incur or assume Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Interest Coverage Ratio is 2.00 to 1.00 or greater (“Ratio Debt”); and provided, further, that the aggregate principal amount of Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors may not exceed $75.0 million at any time outstanding.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)

(a) Indebtedness created under the Loan Documents (including Incremental Term Loans, Other Term Loans and Extended Term Loans); (b) Incremental Equivalent Term Debt and (c) Credit Agreement Refinancing Indebtedness;

(2)

(a) Indebtedness incurred pursuant to the ABL Credit Agreement (including Indebtedness created under ABL Extended Revolving Commitments) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount as of any date and (b) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness in respect thereof), not to exceed, in the case of all Indebtedness incurred pursuant to this clause (2), the greater of (i) $600.0 million and (ii) the Borrowing Base as of the date any such Indebtedness is incurred;

(3)	the Senior Notes issued on the Closing Date, any notes issued in exchange for the Senior Notes pursuant to a registration rights agreement, and in each case, any capitalized interest added thereto;

(4)	Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) above);

(5)

Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $125.0 million and (b) 2.25% of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)

Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)

Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8)

intercompany Indebtedness between or among the Borrower and the Restricted Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness that is owing by any Restricted Subsidiary that is not a Guarantor to a Loan Party may not exceed the amount, as of the date such Indebtedness is incurred, permitted pursuant to Sections 6.04(5) and (6);

(9)	Indebtedness pursuant to Hedge Agreements;

(10)

Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11)

Guarantees of Indebtedness of the Borrower or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(20));

(12)

(a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):

(i)	no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii)

immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis, either (A) the Borrower would be permitted to incur at least $1 of Ratio Debt or (B) the Interest Coverage Ratio would increase; and

(iii)

the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed $75.0 million at any one time outstanding as of the date such Indebtedness is incurred;

(13)

Indebtedness incurred in connection with a Sale and Lease-Back Transactions permitted by Section 6.03, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (13);

(14)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by the Borrower of its incurrence;

(15)	Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(16)

Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by the Borrower from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date, other than (a) proceeds from the issuance or sale of the Borrower’s Disqualified Stock, (b) Excluded Contributions, (c) Cure Amounts and (d) any such proceeds that are used prior to the date of incurrence to (i) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount or (ii) make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”), to the extent such contribution is designated by the Borrower as specified equity contributions for the incurrence of Contribution Indebtedness;

(17)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(18)

Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(19)	Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(20)

Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(21)

Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness) may not exceed the greater of (a) $50.0 million and (b) 1.00% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(22)

Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by Foreign Subsidiaries to Refinance any Indebtedness originally incurred pursuant to this clause (22) (and any successive Permitted Refinancing Indebtedness), not to not exceed the greater of (a) $75.0 million and (b) 1.50% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(23)

unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(24)

Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(25)

any Permitted Refinancing Indebtedness incurred to Refinance Incremental Equivalent Term Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred under clauses (3), (4), (5), (12), (16), (21), (22), this clause (25) or clauses (28) or (29) of this Section 6.01;

(26)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(27)

Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(28)

additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $100.0 million and (b) 1.85% of Consolidated Total Assets as of the date any such Indebtedness is incurred; and

(29)	Indebtedness incurred in respect of any mortgage financing or similar financing in respect of the Headquarters.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Loan Documents and the ABL Credit Agreement will be deemed to have been incurred in reliance on the exception in clauses (1) and (2), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph. All unsecured Permitted Debt originally incurred under clause (5), (21), (22) or (28) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including pay-in-kind interest on the Senior Notes), and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

SECTION 6.02.      Liens. Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)

Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2); provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(2)

Liens securing Indebtedness existing on the Closing Date; provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto;

(3)

Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)	Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(18);

(5)	Liens on assets or Equity Interests of Foreign Subsidiaries securing Indebtedness incurred in accordance with Section 6.01(22);

(6)

Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(25); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);

(7)

(a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)	Liens on property or assets of any Restricted Subsidiary that is not a Guarantor;

(9)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(10)

Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11)	Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)

Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)

(a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(14)

deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)

survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(16)	any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)

Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)

leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(20)	Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)	Liens arising from precautionary Uniform Commercial Code financing statements;

(23)	Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)	Liens securing insurance premium financing arrangements;

(27)	Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29)	Liens:

(a)	of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)	attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)

in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(30)

Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)

Liens that rank pari passu with the Liens securing the Obligations if the Senior Secured First Lien Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to the lesser of (i) Closing Date Senior Secured First Lien Net Leverage Ratio and (ii) 4.50 to 1.00; provided (x) that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement and a First Lien Intercreditor Agreement and (y) the pricing of such Indebtedness complies with Section 2.18(8);

(32)

Liens that rank junior to the Liens securing both the Obligations and the ABL Obligations, if the Total Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to the lesser of (i) Closing Date Total Net Leverage Ratio and (ii) 6.00 to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement and a Junior Lien Intercreditor Agreement;

(33)

Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $100.0 million and (b) 1.85% of Consolidated Total Assets as of the date such Liens are first created;

(34)

Liens securing (a) Specified Hedge Obligations and Cash Management Obligations, which amounts are secured under the Loan Documents, and (b) amounts owing to any Qualified Counterparty (as defined in the ABL Credit Agreement) under any Specified Hedge Agreement (as defined in the ABL Credit Agreement) and Cash Management Obligations (as defined in the ABL Credit Agreement), which amounts are secured under the ABL Loan Documents; provided that, in each case, the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(35)	Liens securing Indebtedness incurred in accordance with Section 6.01(13) solely encumbering the assets that are subject of such Indebtedness; and

(36)	Liens securing Indebtedness incurred in accordance with Section 6.01(29), solely encumbering the Headquarters.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).

SECTION 6.03.      Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except the following:

(1)

Sale and Lease-Back Transactions with respect to property owned (a) by the Borrower or any of its Domestic Subsidiaries that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (b) by any Foreign Subsidiary of the Borrower regardless of when such property was acquired; and

(2)

Sale and Lease-Back Transactions with respect to any property owned by the Borrower or any Restricted Subsidiary, (a) in respect of any Sale and Lease-Back Transaction in respect of the Headquarters and (b) in respect of any other property of the Borrower, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease would not exceed $150.0 million, provided, that in each case, the Net Cash Proceeds thereof are applied in accordance with Section 2.08(1).

SECTION 6.04.      Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)	the Transactions (including payment of the purchase consideration under the Merger Agreement);

(2)

loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary not to exceed $15.0 million in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made);

(3)

Investments in an amount not to exceed the Available Amount as of the date such Investments are made; provided that no Event of Default has occurred and is continuing immediately prior to making such Investment or would result therefrom;

(4)	Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions;

(5)

intercompany Investments among the Borrower and the Restricted Subsidiaries (including intercompany Indebtedness); provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) by the Borrower and the Guarantors in Restricted Subsidiaries that are not Guarantors; (b) the aggregate principal amount of Indebtedness owing to the Borrower and the Guarantors by Restricted Subsidiaries that are not Guarantors at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors that is Guaranteed by the Borrower and the Guarantors at any time outstanding, together with any Investments made in Restricted Subsidiaries that are not Guarantors pursuant to Section 6.04(31), may not exceed the greater of (i) $25.0 million and (ii) 0.50% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);

(6)

Investments in Foreign Subsidiaries; provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made by the Borrower and the Restricted Subsidiaries since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value); (b) the aggregate principal amount of Indebtedness of Foreign Subsidiaries owing to the Borrower and the other Restricted Subsidiaries at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Borrower and the other Restricted Subsidiaries at any time outstanding, when taken together with the aggregate amount of payments made with respect to entities that do not become Guarantors pursuant to clause (2) of the definition of Permitted Acquisitions, may not exceed the greater of (i) $75.0 million and (ii) 1.50% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);

(7)	Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(8)	Investments arising out of the receipt by the Borrower or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(9)

accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(10)

Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(11)	Hedge Agreements;

(12)

Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (12) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(13)	Investments resulting from pledges and deposits that are Permitted Liens;

(14)	intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(22);

(15)

acquisitions of obligations of one or more officers or other employees of any Parent Entity, Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(16)

Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)	Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(18)	Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(19)

Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)	Guarantees permitted under Section 6.01;

(21)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(22)

Investments, including loans and advances, to any Parent Entity so long as Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(23)

Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(24)	purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;

(25)

Investments in assets useful in the business of the Borrower or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of the Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by the Borrower or a Subsidiary Loan Party;

(26)

any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(27)

intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(28)	Investments that are made with Excluded Contributions;

(29)

additional Investments; provided that the aggregate fair market value of such Investments made since the Closing Date that remain outstanding (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value), when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(c) and Restricted Payments pursuant to Section 6.06(17), does not exceed the greater of (a) $100.0 million and (b) 1.85% of Consolidated Total Assets as of the date any such Investment is made, in each case, plus any returns of capital actually received by the Borrower or any of the Restricted Subsidiary in respect of such Investments;

(30)

Investments by the Borrower in the Captive Insurance Company; provided that the aggregate amount of such Investments by the Borrower in the Captive Insurance Company may not exceed an initial amount of $50.0 million plus an additional $10.0 million per fiscal year following the fiscal year in which such initial investment was made;

(31)

Investments in Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 6.09(2) and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment and provided further that any Investments in Indebtedness of any Restricted Subsidiary that is not a Guarantor, taken together with intercompany investments made pursuant to Section 6.04(5), may not exceed the greater of (i) $25.0 million and (ii) 0.50% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined therein) at the time such Investment was made); and

(32)

any Investment, if (a) no Event of Default is continuing immediately prior to making such Investment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 4.50 to 1.00.

SECTION 6.05.      Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)	if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a)	the merger, consolidation or amalgamation of any Restricted Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor;

(b)	the merger, consolidation or amalgamation of any Restricted Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party;

and, in the case of each of the foregoing clauses (a) and (b), no Person other than the Borrower or a Subsidiary Loan Party receives any consideration;

(c)	the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;

(d)

any transfer of inventory among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business;

(e)

the liquidation or dissolution or change in form of entity of any Restricted Subsidiary of the Borrower if a Responsible Officer of the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; or

(f)

the merger, consolidation or amalgamation of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment so long as the continuing or surviving Person will be a Subsidiary Loan Party if the merging, consolidating or amalgamating Subsidiary was a Subsidiary Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10;

(2)	any sale, transfer or other disposition if:

(a)	the Net Cash Proceeds therefrom are to be applied in accordance with Section 2.08(1);

(b)	at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(c)	such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of the Borrower in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)

any liabilities of the Borrower or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)

any securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and

(iii)

any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $125.0 million and (B) 2.25% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(3)

(a) the purchase and sale of inventory in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);

(4)	Sale and Lease-Back Transactions permitted by Section 6.03;

(5)

(a) Investments permitted by Section 6.04, (including any Permitted Acquisition or merger, consolidation or amalgamation in order to effect a Permitted Acquisition), provided, that, following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving corporation;

(6)	Permitted Liens; and

(7)	Restricted Payments permitted by Section 6.06;

(8)	the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(9)	leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(10)

sales, leases or other dispositions of inventory of the Borrower or any Restricted Subsidiary determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or such Restricted Subsidiary;

(11)	acquisitions and purchases made with Below Threshold Asset Sale Proceeds;

(12)

to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any Restricted Subsidiary that is not in contravention of Section 6.08; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property will constitute Term Priority Collateral; or

(13)

any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Borrower in good faith, of not more than $10.0 million.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, the Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by the Borrower in order to evidence the foregoing, in each case, in accordance with Section 10.18.

SECTION 6.06.      Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1)

the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (i) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount, (ii) make a Restricted Payment under Section 6.06(2)(b) or (iii) incur Contribution Indebtedness;

(2)

Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings, the Borrower or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a)	$20.0 million in any fiscal year (with any unused amounts in any fiscal year being carried over to the next three succeeding fiscal years); plus

(b)

the amount of net cash proceeds contributed to the Borrower that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (1) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount, (2) make a Restricted Payment under Section 6.06(1) or (3) incur Contribution Indebtedness; plus

(c)	the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(d)

the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3)	Restricted Payments to consummate the Transactions or to pay any amounts pursuant to the Merger Agreement;

(4)

at any time after the consummation of a Qualified IPO, Restricted Payments in an amount equal to 6.0% per annum of the net cash proceeds received from any public sale of the Equity Interests of the Borrower or any Parent Entity that are contributed to the Borrower in cash;

(5)

Restricted Payments in the form of cash distributions to any Parent Entity (including Holdings) that files, or to any Parent Entity for the purpose of paying to any other Parent Entity that files, a consolidated U.S. federal consolidated or combined or unitary state tax return that includes the Borrower and the Subsidiaries (or the taxable income thereof), or to any Parent Entity that is a partner or a sole owner of the Borrower in the event the Borrower is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, in each case, in an amount not to exceed the amount that the Borrower and its relevant Subsidiaries would have been required to pay in respect of the applicable federal or state or local income or franchise taxes (including franchise taxes and similar taxes) in an amount not to exceed the liability of Borrower and its relevant subsidiaries for such taxes had Borrower been the parent of a consolidated group only including the Borrower and its subsidiaries included in the applicable consolidated, combined or unitary return; provided, however, that any distributions pursuant to the foregoing in respect to any Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiary for such purpose;

(6)	Restricted Payments to permit any Parent Entity to:

(a)

pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Borrower and the Restricted Subsidiaries;

(b)

pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated;

(c)	pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence;

(d)	make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)) or Article VII, in each case to the extent such payments are due at the time of such Restricted Payment; or

(e)

pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Borrower and the Restricted Subsidiaries;

(7)	non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)

Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(9)

so long as no Event of Default is continuing, Restricted Payments to any Parent Entity for the purpose of paying (a) monitoring, consulting, management, transaction, advisory, termination or similar fees payable to any Sponsor or any Affiliate of Sponsor in accordance with the Management Agreement in an amount not to exceed amounts payable pursuant to the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived) and (b) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of any Sponsor or any Affiliate of Sponsor;

(10)

Restricted Payments to the Borrower or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not the Borrower or a Restricted Subsidiary is permitted under Section 6.04);

(11)

Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary of the Borrower or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the Person formed or acquired into the Borrower or any Restricted Subsidiary of the Borrower in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12)

the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(13)	[Reserved.];

(14)

the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);

(15)

any Restricted Payment in an amount not to exceed the Available Amount on the date such Restricted Payment is made if (a) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) the Interest Coverage Ratio would be at least 2.00 to 1.00 after giving effect thereto;

(16)

any Restricted Payment, if (a) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 4.50 to 1.00; or

(17)

additional Restricted Payments in an aggregate amount, when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(c) and Investments made pursuant to Section 6.04(29) that remain outstanding, not to exceed $50.0 million.

SECTION 6.07.      Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $15.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)

transactions between or among (a) the Borrower and the Restricted Subsidiaries or (b) the Borrower and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(2)

so long as no Event of Default is continuing, payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees and payment of all expenses and indemnification claims, in each case, in accordance with the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default will accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived);

(3)

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or any Parent Entity in good faith;

(4)	loans or advances to employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary in accordance with Section 6.04(2);

(5)

the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Restricted Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in the Borrower and assets incidental to the ownership of the Borrower and its Restricted Subsidiaries));

(6)

the Transactions and transactions pursuant to the Transaction Documents and other transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Borrower;

(7)

(a) any employment agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)	Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(9)	any purchase by any Parent Entity of the Equity Interests of the Borrower and the purchase by the Borrower of Equity Interests in any Restricted Subsidiary;

(10)

payments to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(11)	transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(12)

any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings or the Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13)	transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(14)

the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity and capital contributions by any Parent Entity to the Borrower (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith);

(15)	the issuance of Equity Interests to the management of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with the Transactions;

(16)	payments by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings, the Borrower and any of the Restricted Subsidiaries;

(17)	payments or loans (or cancellation of loans) to employees or consultants that are:

(a)	approved by a majority of the Disinterested Directors of Holdings or the Borrower in good faith;

(b)	made in compliance with applicable law; and

(c)	otherwise permitted under this Agreement;

(18)

transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Borrower and the Restricted Subsidiaries;

(19)	transactions between or among the Borrower and the Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any Parent Entity, so long as (a) such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(20)	transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);

(21)

the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future; and

(22)

intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08.      Business of the Borrower and its Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by the Borrower and the Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09.      Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)

amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Restricted Subsidiary;

(2)

make any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing; except in the case of this clause (2):

(a)

payments in respect of Junior Financings in an amount not to exceed the Available Amount on the date the payments are made if (i) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (ii) the Interest Coverage Ratio would be at least 2.00 to 1.00 on Pro Forma Basis after giving effect thereto;

(b)	payments in respect of Junior Financings so long as (i) immediately after giving effect to such payment, the Borrower’s Total Net Leverage Ratio is 4.50 to 1.00

or less and (ii) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom;

(c)

additional payments in respect of Junior Financings, when taken together with the aggregate amount of payments made with respect to Investments pursuant to Section 6.04(29) and Restricted Payments pursuant to Section 6.06(17), in an amount not to exceed the greater of (i) $50.0 million and (ii) 1.00% of Consolidated Total Assets as of the date such payment is made;

(d)

(i) the conversion or exchange of any Junior Financing into or for Equity Interests of any Parent Entity or other Junior Financing and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)	the incurrence of Permitted Refinancing Indebtedness in respect thereof;

(f)

(i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing; and

(g)

payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests made within 18 months prior thereto; or

(3)

permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such Material Subsidiary that is not a Guarantor, Restricted Payments from such Material Subsidiary to the Borrower or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (b) with respect to any such Material Subsidiary that is a Guarantor, the granting of Liens by such Material Subsidiary pursuant to the Security Documents; except in the case of this clause (3):

(a)	restrictions imposed by applicable law;

(b)	contractual encumbrances or restrictions:

(i)	under the ABL Loan Documents;

(ii)	under the Senior Notes Documents; or

(iii)

under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (2), (3), (4), (5), (7), (12), (16), (21), (22), (25), (28) or (29), Indebtedness that is secured on a pari passu basis with Indebtedness under the Loan Documents or Indebtedness under the ABL Credit Agreement, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;

(c)

any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(e)

any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)	customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(g)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)

customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(j)

customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(k)

customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(l)	any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(m)	restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;

(n)

customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(p)

any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VII

Holdings Covenant

SECTION 7.01.      Holdings Covenant. Holdings will not, so long as this Agreement is in effect and until all Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, conduct, transact or otherwise engage in any active trade or business or operations other than through the Borrower and its Subsidiaries.

The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(1)	its ownership of the Equity Interests of the Borrower;

(2)	the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(3)

the performance of its obligations with respect to the ABL Facility, the Term Facility, other Indebtedness permitted by this Agreement, the Merger Agreement and the other agreements contemplated by the Merger Agreement;

(4)	any offering of its common stock or any other issuance of its Equity Interests;

(5)	the making of Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from the Borrower or any Subsidiary unless such cash has been dividended or otherwise distributed to Holdings as a permitted Restricted Payment pursuant to the terms of Section 6.06;

(6)	the incurrence of Permitted Holdings Debt;

(7)	making contributions to the capital or acquiring Equity Interests of its Subsidiaries;

(8)	guaranteeing the obligations of the Borrower and its Subsidiaries;

(9)	participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;

(10)

holding any cash or property (including cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Equity Interests of any Person other than the Borrower);

(11)	providing indemnification to officers and directors;

(12)	the making of Investments consisting of Cash Equivalents or, to the extent not made for speculative purposes, Investment Grade Securities;

(13)	the consummation of the LLC Conversion or any other Transactions on the Closing Date; and

(14)	activities incidental to the businesses or activities described above.

ARTICLE VIII

Events of Default

SECTION 8.01.      Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(1)

any representation or warranty made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto proves to have been false or misleading in any material respect when so made;

(2)

default is made in the payment of any principal of any Term Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)

default is made in the payment of any interest on any Term Loan or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(4)

default is made in the due observance or performance by Holdings, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(1), 5.05(1) or 5.08 or in Article VI or Article VII (in each case solely to the extent applicable to such Person);

(5)

default is made in the due observance or performance by Holdings, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01), in each case solely to the extent applicable to such Person, and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(6)

(a) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) the Borrower or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Term Loans pursuant to this Section 8.01; provided, further, that the failure to observe or perform a financial maintenance covenant under the ABL Credit Agreement (a “Financial Covenant Default”) shall not in and of itself constitute an Event of Default hereunder until the later of (1) 90 days following the date of such Financial Covenant Default and (2) the date on which the lenders under the ABL Credit Agreement shall have accelerated payment of the ABL Obligations and terminated the commitments with respect thereto or foreclosed upon the collateral securing the ABL Obligations; and, provided, further, that prior to the time it becomes an Event of Default hereunder, any Financial Covenant Default may be waived, amended, terminated or otherwise modified from time to time in accordance with the ABL Credit Agreement;

(7)	a Change in Control occurs;

(8)	an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)

relief in respect of Holdings, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)

the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary; or

(c)

the winding up or liquidation of Holdings, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)	Holdings, the Borrower or any Material Subsidiary:

(a)

voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)

applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary;

(d)	files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)	makes a general assignment for the benefit of creditors; or

(f)	becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(10)

the Borrower or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any other Subsidiary Loan Party to enforce any such judgment;

(11)

(a) a trustee is appointed by a United States district court to administer any Plan or (b) an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, and, in each case, with respect to clauses (a) and (b) above, such event or condition, together with all other such events or conditions, if any, is reasonably expected to have a Material Adverse Effect; or

(12)

(a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, the Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to the Borrower described in clause (8) or (9) of this Section 8.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may and, at the request of the Required Lenders, will, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (8) or (9) of this Section 8.01, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

The Agents

SECTION 9.01.      Appointment.

(1)

Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(2)

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.01(2). The agreements in this Section 9.01(2) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(3)

In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection therewith, the

Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(4)

Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a)	to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document:

(i)

upon termination of the Commitments, the payment in full of all Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted);

(ii)	that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; or

(iii)	if approved, authorized or ratified in writing in accordance with Section 10.08 hereof;

(b)	to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c)

to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3) (and to the extent required by the terms thereof as of the Closing Date).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents.

(5)

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition (each, a “Plan of Reorganization”) affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(6)

The Lenders and each other holder of an Obligation under a Loan Document shall act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies shall not be exercised other than through the Administrative Agent; provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Term Loans made by it.

SECTION 9.02.      Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03.      Exculpatory Provisions. None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (1) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (2) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(1)	any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(2)	the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(3)	the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(4)

the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;

(5)	the value or the sufficiency of any Collateral; or

(6)	the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to such Borrowing. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

SECTION 9.05.      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06.      Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents, Arrangers, Syndication Agent or Syndication Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Agents, Arrangers, Syndication Agent and Syndication Agent, that it has, independently and without reliance upon the Administrative Agent, Arrangers, Syndication Agent or Syndication Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Arrangers, Syndication Agent or Syndication Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07.      Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate outstanding Term Loans) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other

Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The agreements in this Section 9.07 shall survive the payment of the Term Loans and all other amounts payable hereunder.

SECTION 9.08.      Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09.      Successor Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective, and the Required Lenders will thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent, which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10.      Arrangers; Syndication Agent; Syndication Agent. None of the Arrangers, Syndication Agent or Syndication Agent will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

ARTICLE X

Miscellaneous

SECTION 10.01.      Notices; Communications.

(1)

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)	if to any Loan Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)	if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(2)

Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)	Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(5)

Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02.      Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document will be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.12, 2.14 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.03.      Binding Effect. This Agreement shall become effective when it has been executed by Holdings, Merger Sub and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the other Loan Parties, each Agent, each Lender and their respective permitted successors and assigns.

SECTION 10.04.      Successors and Assigns.

(1)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except to the Company pursuant to the Merger on the Closing Date pursuant to the Transactions, and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)

(a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04 (and, with respect to an assignment to Holdings, the Borrower, any Subsidiary or any of their respective Affiliates, subject to the limitations set forth in Section 10.04(10) or 10.04(14), as applicable), any Lender may assign to one or more assignees (other than a natural person, a Defaulting Lender or a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)

the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after delivery of a written request therefor by the Administrative Agent; provided, further, that no consent of the Borrower shall be required for any assignment by any Lead Arranger (or any Affiliate thereof) pursuant to the initial syndication of the Term Loans; and

(ii)

the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(b)	Assignments shall be subject to the following additional conditions:

(i)

except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)

the assignee or assigning Lender to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such processing and recordation fee shall not be payable in the case of assignments by any Lead Arranger or any Affiliate of the Lead Arrangers;

(iii)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.14; and

(iv)	the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Term Loan.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c)

Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)

The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest with respect thereto) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)

Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Term Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)

By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)	such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim;

(b)

except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Restricted Subsidiary or the performance or observance by Holdings, the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(c)	the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(d)

the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(e)

the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(f)

the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(g)	the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)

(a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that

(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)	the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(iv)

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (4)(b) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.16(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(2) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(3) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)

A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(5) as though it were a Lender.

(5)

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)

The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04.

(7)

If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (a) require the Lenders to assign such Term Loans to the Administrative Agent or its designees and (b) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)). Pursuant to any such assignment, all Term Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid, and for the avoidance of doubt, subject to Section 2.21), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8)

(a) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (8)(a) shall not be void, but the other provisions of this clause (8) shall apply.

(b)

If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) [reserved.], (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the market price of such Term Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such

Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Term Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c)

Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d)

The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it) to Disqualified Institutions if the Borrower has not posted the list of Disqualified Institutions to the Platform.

(9)	Notwithstanding anything to the contrary contained herein, no Non-Debt Fund Affiliate shall have any right to:

(a)	attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of Holdings or the Borrower are not then present;

(b)

receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to this Agreement); or

(c)

make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith (including a material breach of obligations under the Loan Documents) or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and non-appealable judgment).

(10)

Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(a)

such assignment shall be made pursuant to (i) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (ii) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(b)

in the case of an assignment to a Non-Debt Fund Affiliate, the assigning Lender and such Non-Debt Fund Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E (a “Non-Debt Fund Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(c)

in the case of an assignment to a Non-Debt Fund Affiliate, at the time of such assignment and after giving effect to such assignment, Non-Debt Fund Affiliates shall not, in the aggregate, hold Term Loans (and participating interests in Term Loans) with an aggregate principal amount in excess of 30.0% of the principal amount of all Term Loans (including, for the avoidance of doubt, any Incremental Term Loans, Other Term Loans or Extended Term Loans, if any) then outstanding;

(d)	in the case of an assignment to a Non-Debt Fund Affiliate, each Non-Debt Fund Affiliate shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment, either (i) make a No MNPI Representation or (ii) if it is not able to make the No MNPI Representation, inform the assignor and the assignor will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment;

(e)	no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchases; and

(f)

in the case of an assignment to a Non-Debt Fund Affiliate, if such Non-Debt Fund Affiliate subsequently assigns the Term Loans acquired by it in accordance with this Section 10.04(10), such Non-Debt Fund Affiliate shall at the time of such assignment of such Term Loans held by it, either (i) affirm the No MNPI Representation or (ii) if it is not able to affirm the No MNPI Representation, inform the assignee and the assignee will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment.

(11)

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Term Loans held by Non-Debt Fund Affiliates and the identity of such holders. Notwithstanding the foregoing, any Affiliated Lender shall be permitted to contribute any Term Loan so assigned to such Affiliated Lender pursuant to this Section 10.04(11) to Holdings or any of the Restricted Subsidiaries for purposes of cancellation, which contribution may be made, subject to Section 6.07, in exchange for Equity Interests (other than Disqualified Stock) of any Parent Entity or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time; provided that any Term Loans so contributed shall be automatically and permanently canceled upon the effectiveness of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(12)	Notwithstanding anything in Section 10.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have:

(a)	consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom;

(b)	otherwise acted on any matter related to any Loan Document; or

(c)

directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”):

(i)	a Non-Debt Fund Affiliate shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Non-Debt Fund Affiliates, unless such Required Lender Consent Item requires the consent of each Lender or each affected Lender or the result of such Required Lender Consent Item would reasonably be expected to deprive such Non-Debt Fund Affiliate of its pro rata share (compared to Lenders which are not Non-Debt Fund Affiliates) of any payments to which such Non-Debt Fund Affiliate is entitled under the Loan Documents without such Non-Debt Fund Affiliate providing its consent or such Non-Debt Fund Affiliate is otherwise adversely affected thereby compared to Term Loan Lenders which are not Non-Debt Fund Affiliates (in which case for purposes of such vote such Non-Debt Fund Affiliate shall have the same voting rights as other Term Loan Lenders which are not Non-Debt Fund Affiliates); and

(ii)

Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.04.

(13)

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that, and each Non-Debt Fund Affiliate Assignment and Acceptance by a Non-Debt Fund Affiliate shall provide a confirmation that, if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(14)	Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party; provided that:

(a)

the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent a Non-Debt Fund Affiliate Assignment and Acceptance in lieu of an Assignment and Acceptance;

(b)	such assignment shall be made pursuant to (i) an open market purchase on a non-pro rata basis or (ii) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(c)

any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(d)	at the time of and immediately after giving effect to any such purchase, no Event of Default shall exist;

(e)

the applicable Purchasing Borrower Party shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment, either (i) make a No MNPI Representation or (ii) if it is not able to make the No MNPI Representation, inform the assignor and the assignor will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment;

(f)

the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.04(14) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased; and

(g)	no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchases.

SECTION 10.05.      Expenses; Indemnity.

(1)

If the Transactions are consummated and the Closing Date occurs, the Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, Syndication Agent and Syndication Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent (and, in the case of enforcement of this Agreement, each Lender) in connection with the syndication of the Term Facility, preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent, the Arrangers, Syndication Agent and Syndication Agent, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent, the Arrangers, Syndication Agent and Syndication Agent and, in the case of enforcement of this Agreement, the Lenders.

(2)

The Borrower agrees to indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an

“Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)

the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)	the use of the proceeds of the Term Loans; or

(c)

any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their Restricted Subsidiaries or Affiliates or creditors;

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent, Arrangers, Syndication Agent or Syndication Agent or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger, syndication agent or documentation agent or any other similar role under the Term Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this paragraph (2) or (B) claims arising out of any act or omission on the part of Holdings, the Borrower or their Restricted Subsidiaries.

(3)

Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim related in any way to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)

Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.14.

(5)

To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6)

The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.06.      Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or any Subsidiary Loan Party against any of and all the Obligations of Holdings or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may be exercised only at the direction of the Administrative Agent or the Required Lenders.

SECTION 10.07.      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 10.08.      Waivers; Amendment.

(1)

No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)	Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except

(a)	as provided in Sections 2.18, 2.19 and 2.20;

(b)	in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders; and

(c)	in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders;

provided, however, that except as provided in Section 2.18, 2.19 and 2.20, no such agreement shall:

(i)

decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Term Loan beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby;

(ii)

increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Agent without the prior written consent of such Lender or Agent (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(iii)

extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of principal or interest on any Term Loan or any Fee is due, without the prior written consent of each Lender adversely affected thereby;

(iv)

amend the provisions of Section 2.15(2) or (3) of this Agreement, Section 5.02 of the Collateral Agreement, Section 4.3 of the Intercreditor Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)

amend or modify the provisions of this Section 10.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date); or

(vi)

release a material portion of the Collateral (or subordinate the Liens in favor of the Administrative Agent on a material portion of the Collateral including by altering the definition of Term Loan Priority Collateral in the Intercreditor Agreement), unless pursuant to a transaction permitted by this Agreement, or release any of Holdings, the Borrower or any of the other Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party (other than the Borrower), all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)

Without the consent of the Administrative Agent or any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)

This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(5)

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.18, Refinancing Amendments in accordance with Section 2.19, Extension Amendments in accordance with Section 2.20 and Refinancing Amendments, and such Incremental Facility Amendments, Extension Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(6)

Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Term Loans or Commitments of a particular Class (but not the rights or duties of Lenders holdings Term Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(7)

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Facilities on substantially the same basis as the Term Loans, as applicable.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 10.09.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrower.

SECTION 10.10.      Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12.      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 10.14.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15.      Jurisdiction; Consent to Service of Process.

(1)

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2)

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16.      Confidentiality. Each of the Lenders and each of the Agents agrees (and agrees to cause each of its Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrower or its Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Merger or the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that

(1)	has become generally available to the public other than as a result of a disclosure by such party;

(2)	has been independently developed by such Lender or the Administrative Agent without violating this Section 10.16; or

(3)	was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party);

(4)

and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(a)

to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case such Person agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure;

(b)

as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or bank regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or bank regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure;

(c)	to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(d)	in order to enforce its rights under any Loan Document in a legal proceeding;

(e)

to any pledgee or assignee under Section 10.04(5) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16); and

(f)

to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

(g)

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 10.17.      Platform; Borrower Materials. The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that

(a)	all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)

by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws;

(c)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)

the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Term Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

SECTION 10.18.      Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of the Borrower) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, at the request of the Borrower, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than the Borrower) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under the Collateral Agreement shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrower’s expense take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under the Collateral Agreement. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and the Commitments are terminated.

SECTION 10.19.      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20.      Security Documents and Intercreditor Agreements. (a) The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all ABL Claims, the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the ABL Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any ABL Loan Document) under the terms and provisions of the ABL Loan Documents. Each Lender hereunder:

(1)	consents to the subordination of Liens provided for in the Intercreditor Agreement;

(2)	agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and

(3)	authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Term Loan Agent and on behalf of such Lender.

The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

(b)      The parties hereto authorize the Administrative Agent to enter into any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement each in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent. The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

SECTION 10.21.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledge and agree that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrower, on the one hand, and the Agents and the Arrangers, on the other hand; (b) the Borrower and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrower and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any other Person and (b) none of the Agents or Arrangers has any obligation to the Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents or any Arranger has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.22.      Assumption and Release.

(1)

The Administrative Agent, the Collateral Agent, each Lender, Merger Sub as Initial Borrower, Successor Borrower, Petco Holdings, Inc., as Holdings, agree that, immediately upon consummation of the Merger, pursuant to this Section 10.22, (A) Merger Sub hereby assigns to Petco Animal Supplies, Inc., in its capacity as Successor Borrower, and Successor Borrower hereby expressly, unconditionally and irrevocably assumes all obligations of Merger Sub as “Initial Borrower” and “Borrower” hereunder and of all other obligations and liabilities of Merger Sub under this Agreement and each other Loan Document, in each case as if Merger Sub were never a party hereto or thereto as “Borrower” and (B) Successor Borrower agrees to perform and observe all of the obligations (including, without limitation, all obligations in respect of the Term Loans and other indebtedness), covenants, agreements, terms, conditions, duties and liabilities of the Initial Borrower as the “Initial Borrower” and “Borrower” under or with respect to this Agreement, any Notes and any of the other Loan Documents to which the Initial Borrower is a party in its capacity as the “Initial Borrower” and “Borrower” as fully as if the Successor Borrower was originally the obligor in respect thereof and the signatory in the capacity of “Borrower” thereto.

(2)

The Administrative Agent, the Collateral Agent and each Lender, agree that, immediately after the assignment of the obligations of the Company as the Initial Borrower on the Closing Date pursuant to this Section 10.22 and the Merger and the LLC Conversion have been completed, the Company, as survivor of the Merger, ceases to be a party to this Agreement and each other Loan Document as a “Borrower,” and Company shall be released from the payment and performance of any and all obligations of a Borrower and from all other obligations and liabilities of a “Borrower” under this Agreement and each other Loan Document, in each case as if it were never a party hereto or thereto in such capacity. For the avoidance of doubt, after giving effect to the assignment of the obligations of the Company as the Initial Borrower on the Closing Date pursuant to this Section 10.22, the Merger and the LLC Conversion, Company’s sole obligations under this Agreement and each other Loan Document shall be as “Holdings” hereunder and thereunder (including any definition or covenant applicable thereto that applies to Holdings in such capacity).

(3)

The Successor Borrower hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that all of the representations and warranties of the Successor Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(4)

The Successor Borrower hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents hereto. The Successor Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

SECTION 10.23.      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 10.24.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan

Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(2)	the effects of any Bail-in Action on any such liability, including, if applicable:

(a)	a reduction in full or in part or cancellation of any such liability;

(b)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERGER SUB:	PET ACQUISITION MERGER SUB LLC (which on the Closing Date shall be merged with and into PETCO HOLDINGS, INC., with PETCO HOLDINGS, INC., surviving such merger as Holdings)

	By	/s/ Cameron Breitner
Name: Cameron Breitner
Title: President

[Signature Page to Term Loan Credit Agreement]

The undersigned hereby confirms that, as a result of its merger with PET ACQUISITION MERGER SUB LLC on the Closing Date, it hereby assumes all of the rights and obligations of PET ACQUISITION MERGER SUB LLC under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby agrees to be joined to this Agreement as the Holdings hereunder.

Holdings:	PETCO HOLDINGS, INC.

	By	/s/ Cameron Breitner
Name: Cameron Breitner
Title: President

[Signature Page to Term Loan Credit Agreement]

The undersigned hereby confirms that, pursuant to Section 10.22 hereto, it hereby assumes all of the rights and obligations of PET ACQUISITION MERGER SUB LLC as “Initial Borrower” and “Borrower” under this Agreement and hereby agrees to be joined to this Agreement as the Successor Borrower and Borrower hereunder.

Successor Borrower:	PETCO ANIMAL SUPPLIES, INC.

	By	/s/ Michael Nuzzo
Name: Michael Nuzzo
Title: Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

CITIBANK, N.A., as Administrative Agent, Collateral Agent and a Lender

By	/s/ Caesar Wyszomirski
Name: Caesar Wyszomirski
Title: Director

[Signature Page to Term Loan Credit Agreement]